AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SYS,

SHADOW IV, INC.,

AI METRIX, INC.,

THE MAJORITY STOCKHOLDERS,
SOLELY FOR PURPOSES OF SECTIONS 4.32, 5.2(c) AND 5.3(d)
AND ARTICLES VII, IX AND X

AND

VICTOR E. PARKER,
AS THE STOCKHOLDER REPRESENTATIVE

Dated as of October 17, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1 The Merger
1.2 Effective Time
1.3 Effects of the Merger
1.4 Certificate of Incorporation and Bylaws
1.5 Directors and Officers of the Surviving Corporation

ARTICLE II CONVERSION OF SECURITIES
2.1 Merger Consideration; Conversion of Capital Stock; Deposit to Escrow
2.2 Conversion of Merger Sub Stock
2.3 Fractional Shares
2.4 Exchange of Certificates.
2.5 Earnout/Clawback.
2.6 Escrow Account.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SYS AND MERGER SUB
3.1 Organization and Standing
3.2 Corporate Power and Authority
3.3 Conflicts; Consents and Approvals
3.4 Actions
3.5 Financial Ability
3.6 Capitalization of SYS.
3.7 Brokerage and Finders’ Fees
3.8 Board Recommendation; Required Vote
3.9 SYS SEC Documents
3.10 Undisclosed Liabilities
3.11 No Other Warranties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF AI METRIX
4.1 Organization and Standing
4.2 Subsidiaries
4.3 Corporate Power and Authority
4.4 Capitalization of Ai Metrix.
4.5 Conflicts; Consents and Approvals
4.6 Brokerage and Finders’ Fees
4.7 Books and Records; Financial Statements.
4.8 Compliance with Law
4.9 Actions
4.10 No Material Adverse Change
4.11 Taxes.
4.12 Intellectual Property.
4.13 Title to Assets and Properties
4.14 Employee Benefit Plans.
4.15 Contracts.
4.16 Labor Matters.
4.17 Undisclosed Liabilities
4.18 Operation of Ai Metrix’s Business.
4.19 Permits
4.20 Real Property.
4.21 Environmental Matters
4.22 Accounts Receivable
4.23 Insurance
4.24 Product or Service Warranty
4.25 Data Protection Matters.
4.26 Foreign Corrupt Practices Act.
4.27 Government Contracts
4.28 Relations with Governments
4.29 No Existing Discussions
4.30 Review of SYS SEC Documents
4.31 Interested Party Transactions

ARTICLE V COVENANTS OF THE PARTIES
5.1 Mutual Covenants
5.2 Covenants of SYS.
5.3 Covenants of Ai Metrix and the Ai Metrix Stockholders

ARTICLE VI CONDITIONS
6.1 Conditions to the Obligations of Each Party
6.2 Conditions to Obligations of Ai Metrix and the Majority Stockholders
6.3 Conditions to Obligations of SYS and Merger Sub

ARTICLE VII STOCKHOLDER REPRESENTATIVE
7.1 Election and Replacement
7.2 Authority.
7.3 No Liability of SYS

ARTICLE VIII TERMINATION AND AMENDMENT
8.1 Termination
8.2 Effect of Termination

ARTICLE IX GENERAL SURVIVAL; INDEMNIFICATION
9.1 Survival of Representations and Warranties
9.2 Indemnification
9.3 No Right of Indemnification or Contribution
9.4 Payments
9.5 Computation of Damages; Mitigation
9.6 Exclusive Remedy
9.7 Consequential Damages

ARTICLE X MISCELLANEOUS
    10.1 Notices
10.2 Interpretation.
10.3 Counterparts
10.4 Entire Agreement
10.5 Third-Party Beneficiaries
10.6 Governing Law; Venue.
10.7 Specific Performance
10.8 Assignment
10.9 Expenses and Transfer Taxes
10.10 Severability
10.11 Amendment

EXHIBITS
Exhibit A Form of Voting Agreement
Exhibit B Form of Investment Representation Certificate
Exhibit C Form of Escrow Agreement
Exhibit D Form of Carrai Employment Agreement
Exhibit E Form of Opinion of Counsel to Ai Metrix

SCHEDULES
Schedule 1 Merger Consideration Allocation per Ai Metrix Stockholder
Schedule 2 Ai Metrix Employees Signing Non-Compete Agreements
Schedule 3 Ai Metrix Stockholder Addresses; Wire Transfer Instructions
Schedule 4 Unaccredited Ai Metrix Stockholders
Attached Ai Metrix Disclosure Schedule
Attached SYS Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 17, 2006, by and among SYS, a California corporation (“SYS”); Shadow IV, Inc., a Delaware corporation and a wholly-owned subsidiary of SYS (“Merger Sub”); Ai Metrix, Inc., a Delaware corporation (“Ai Metrix”); the following stockholders of Ai Metrix (collectively, the “Majority Stockholders,” and each individually, a “Majority Stockholder”): General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co. KG, GapStar, LLC, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P., Spectrum Equity Investors III, L.P., SEI III Entrepreneurs’ Fund, L.P., Spectrum III Investment Managers’ Fund, L.P., and Phil Carrai, solely for purposes of Sections 4.32, 5.2(c) and 5.3(d) and Articles VII, IX and X; and Victor E. Parker, as the Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, the respective Boards of Directors of SYS, Merger Sub and Ai Metrix have determined that the merger of Merger Sub with and into Ai Metrix, in the manner contemplated herein (the “Merger”), is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, SYS, Merger Sub, Ai Metrix and the Majority Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain stockholders of SYS have executed and delivered to Ai Metrix a voting agreement (the “Voting Agreement”), in substantially the form attached as Exhibit A hereto (with such stockholders listed on Schedule A to the Voting Agreement), as an inducement to Ai Metrix to enter into this Agreement.

NOW, THEREFORE, in consideration of these premises and their promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Ai Metrix at the Effective Time (as defined below). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Ai Metrix shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of SYS. Ai Metrix, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time. As promptly as practicable on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by SYS and Ai Metrix and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) shall be held at the offices of SYS’s legal counsel, Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130, or such other place as the parties may agree upon, as soon as practicable (but in any event within ten (10) business days) following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as SYS and Ai Metrix may agree; provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all purposes, the Closing shall be effective as of 11:59 p.m. on the Closing Date.

1.3  Effects of the Merger. At and after the Effective Time, the separate existence of Merger Sub will cease, and Ai Metrix, as the Surviving Corporation and successor, shall succeed to all of the rights and property of Merger Sub and Ai Metrix, and shall be subject to all the debts and liabilities of Merger Sub and Ai Metrix except as otherwise expressly provided in reference to this Agreement.

1.4  Certificate of Incorporation and Bylaws. (a) Subject to Section 5.2(d), the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to contain the provisions set forth in the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (the “Merger Sub Certificate”), and (b) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (the “Merger Sub Bylaws”), shall be the Bylaws of the Surviving Corporation; in each case, until amended in accordance with the DGCL.

1.5  Directors and Officers of the Surviving Corporation. On the Closing Date, Ai Metrix shall deliver to SYS evidence satisfactory to SYS of the resignations of the directors and officers of Ai Metrix and any subsidiary of Ai Metrix, with such resignations to be effective immediately after the Effective Time. SYS shall cause the election of new directors and officers, as determined by SYS, for Ai Metrix and any subsidiary to be effective as of the resignation of the former directors and officers of Ai Metrix and any subsidiary.

ARTICLE II
CONVERSION OF SECURITIES

2.1  Merger Consideration; Conversion of Capital Stock; Deposit to Escrow.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of SYS, Merger Sub or Ai Metrix or their respective stockholders, each share of Ai Metrix Capital Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall in accordance with Section 2.1(a) be converted into, and shall represent the right to receive, that portion of 3,075,705 shares of SYS Common Stock (as defined below) to which such share is entitled, as specified in Section 2.1(a) below (such aggregate number of shares, the “Merger Consideration”), such number of shares equaling 19.9% of the issued and outstanding shares of SYS Common Stock. Pursuant to Section 2.4(f), all outstanding options, warrants and other securities (other than Ai Metrix Preferred Stock) convertible into Ai Metrix Capital Stock shall be exercised or cancelled prior to the Closing Date, so that as of the Effective Time no person shall have any options, warrants or other rights to buy, or convert into, any securities of the Surviving Corporation. The Merger Consideration shall be allocated and distributed as set forth on Schedule 1, which has been determined in accordance with the following (and after conversion of all options and warrants in accordance with Section 2.4(f) below):

(i)  Each issued share of Ai Metrix Common Stock shall, at the Effective Time, be converted into 0.18979119 shares of SYS Common Stock; and

(ii)  Each issued share of Ai Metrix Series C Preferred Stock shall, at the Effective Time, be converted into 0.18979119 shares of SYS Common Stock.

Ai Metrix shall deliver to SYS at the Closing an updated Schedule 1, revised to set forth the amount of cash to be received by each Other Stockholder following the Effective Time, and the amount of cash constituting the Escrow Consideration that is allocated to each such Other Stockholder.

(b)  As soon as practicable after the Effective Time, but no later than the close of business on the third business day immediately following the Closing Date (the “Payment Deadline”), the following shall be delivered directly by SYS from the Merger Consideration to the Escrow Agent, for deposit into the Escrow Account, as set forth in Section 2.6, in lieu of being delivered to the stockholders of Ai Metrix (the “Ai Metrix Stockholders”):

(i)  the sum of (A) the number of shares of SYS Common Stock equal to the difference between (x) 307,571 minus (y) the Indemnity Equivalent (as hereinafter defined), plus (B) the amount of cash equal to the product of 0.10 multiplied by the amount of cash paid to the Other Stockholders pursuant Section 2.4(h) (such sum, the “Indemnity Escrow”); and

(ii)  the sum of (A) the number of shares of SYS Common Stock equal to the difference between (x) 550,000 minus (y) the Clawback Equivalent (as hereinafter defined), plus (B) the amount of cash equal to the product of 0.17882079 multiplied by the amount of cash paid to the Other Stockholders pursuant Section 2.4(h) (such sum, the “Clawback Escrow” and together with the Indemnity Escrow, the “Escrow Consideration”).

(c)  The allocation of the Indemnity Escrow and the allocation of the Clawback Escrow among the Ai Metrix Stockholders shall be as set forth on Schedule 1.

(d)  “Indemnity Equivalent” means the number of shares of SYS Common Stock (rounded to the nearest whole number) equal to the product of (i) 0.10 multiplied by (ii) a fraction, the numerator of which is the amount of cash paid to the Other Stockholders pursuant Section 2.4(h) and the denominator of which is the SYS Average Price per share (as defined below).

(e)  “Clawback Equivalent” means the number of shares of SYS Common Stock (rounded to the nearest whole number) equal to the product of (i) 0.17882079 multiplied by (ii) a fraction, the numerator of which is the amount of cash paid to the Other Stockholders pursuant Section 2.4(h) and the denominator of which is the SYS Average Price per share.

2.2  Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub outstanding at the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.3  Fractional Shares.

(a)  No certificates for fractional shares of SYS Common Stock shall be issued as a result of the conversion provided for in Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of shares of SYS Common Stock.

(b)  In lieu of any such fractional shares of SYS Common Stock, the holder of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Ai Metrix Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), upon presentation of such fractional interest represented by an appropriate Certificate for Ai Metrix Capital Stock to SYS pursuant to Section 2.4, shall be entitled to receive a cash payment therefor, in an amount equal to the value of such fractional interest, with a share of SYS Common Stock being valued for this purpose at the value of the average closing price of SYS Common Stock on the American Stock Exchange over the ten (10) consecutive trading days immediately preceding October 16, 2006 (the “SYS Average Price”). Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of the same holder, the number of shares of Ai Metrix Capital Stock for which Certificates have been surrendered shall be appropriately adjusted to provide to the Ai Metrix Stockholders the same economic effect as contemplated by this Agreement. The fractional share interests of each Ai Metrix Stockholder will be aggregated, and no Ai Metrix Stockholder will receive cash in an amount greater than the value of one full share of SYS Common Stock for such fractional share interest.

2.4  Exchange of Certificates.

(a)  Exchange Procedures.

(i)  At the Closing, each (A) Majority Stockholder and (B) other Ai Metrix Stockholder (but excluding the individuals listed on Schedule 4 hereto, which individuals have represented to Ai Metrix that they are not accredited investors) that is the record owner of shares of Ai Metrix Capital Stock that are equal to or convertible into more than 5,000 shares of Ai Metrix Common Stock in the aggregate, shall deliver (all of such Majority Stockholders and Ai Metrix Stockholders being collectively referred to herein as the “Closing Stockholders”): (x) the Certificate or Certificates representing such Closing Stockholder’s shares of Ai Metrix Capital Stock (or affidavits of lost certificates in lieu thereof), duly endorsed in blank or accompanied by stock powers duly executed in blank (or, in the event of Closing Stockholders who exercised options immediately prior to the Closing Date and have not received a Certificate representing such Closing Stockholder’s Ai Metrix Capital Stock by the Closing, an executed acknowledgement that such Closing Stockholder has exercised such Closing Stockholder’s options and paid the consideration therefor, and has not received a Certificate representing its Ai Metrix Capital Stock) (collectively, the “Required Deliveries”), (y) duly executed stock powers with respect to that Closing Stockholder’s shares of SYS Common Stock which are to be deposited with the Escrow Agent, and (z) a duly executed Investment Representation Certificate substantially in the form of Exhibit B hereto (the “Investment Representation Certificate”), and in exchange for such delivery shall receive, as soon as practicable after the Effective Time, but no later than the Payment Deadline, (A) subject to Section 2.4(h), the Merger Consideration to which such Closing Stockholder is entitled as set forth on Schedule 1, payable by delivery of a stock certificate naming such Closing Stockholder as the holder thereof, and (B) payment by check or wire transfer of funds in U.S. dollars representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to the provisions of this Article II.

(ii)  Promptly after the Closing, the Surviving Corporation shall send to all Ai Metrix Stockholders who were not Closing Stockholders (such stockholders, the “Other Stockholders”) a notice informing such Other Stockholders of the consummation of the Merger, instructing such Other Stockholders to deliver the Required Deliveries to the Surviving Corporation within the twenty (20) day period following the date of such notice (the “Delivery Period”), and notifying such Other Stockholders that in the event that the Required Deliveries are not received by the Surviving Corporation during such time period, then all rights of such Ai Metrix Stockholder to the Merger Consideration will be forfeited. In exchange for such delivery of the Required Deliveries by the Other Stockholders, such Other Stockholder shall receive, as soon as practicable after the end of the Delivery Period, payment by check or wire transfer of funds in U.S. dollars representing (A) the Merger Consideration to which such Other Stockholder is entitled pursuant to Section 2.4(h), as set forth on Schedule 1, and (B)  the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to the provisions of this Article II.

(iii)  No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Ai Metrix Capital Stock. In the event of a transfer of ownership of shares of Ai Metrix Capital Stock that is not registered on the transfer records of Ai Metrix, a certificate representing the proper number of shares of SYS Common Stock, if any, together with a check for the cash to be paid in lieu of fractional shares, if any, unpaid dividends and distributions, if any, and cash in lieu of SYS Common Stock pursuant to Section 2.4(h), if any, may be issued to such transferee if the Certificate representing such shares of Ai Metrix Capital Stock held by such transferee is presented to SYS, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the appropriate amount of Merger Consideration upon surrender. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SYS, the posting by such person of a bond in such reasonable amount as SYS may direct as indemnity against any claim that may be made against it with respect to such Certificate, SYS will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, payable at Closing, with respect to the shares of Ai Metrix Capital Stock that were represented by such Certificate, as provided in this Article II.

(b)  Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of SYS Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate (or affidavit) as provided in this Section 2.4(a). Subject to the effect of all applicable constitutions, laws, statutes, treaties, orders, rules, regulations, ordinances, notices, approvals, policies or guidelines promulgated, or judgments, decisions, decrees, or orders of any Governmental Authority (as defined below) (collectively, “Applicable Laws”), following surrender of any such Certificate, there shall be paid to the holder of the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of SYS Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of SYS Common Stock, less the amount of any withholding taxes which may be required thereon.

(c)  No Further Ownership Rights in Ai Metrix Capital Stock. All Merger Consideration issued and/or paid and any cash payments in lieu of fractional shares upon surrender of Certificates (or affidavits) in accordance with the terms hereof shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of Ai Metrix Capital Stock represented thereby, and, as of the Closing, the stock transfer books of Ai Metrix shall be closed and there shall be no further registration of transfers on the stock transfer books of Ai Metrix of shares of Ai Metrix Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.4.

(d)  No Liability. Neither SYS nor the Surviving Corporation shall be liable to any person in respect of any Merger Consideration (or any dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered (A) prior to seven (7) years after the Effective Time or (B) immediately prior to such earlier date on which any Merger Consideration (or any dividends or distributions with respect thereto) would otherwise escheat to or become the property of any Governmental Authority, then, at such time, any such Merger Consideration (or any dividends or distributions with respect thereto) shall, to the extent permitted by Applicable Law, become the property of SYS, free and clear of all claims or interest of any person previously entitled thereto. For purposes of this Agreement, “Governmental Authority” means any (i) nation, region, state, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) federal, state, local municipal, foreign or multi-national court, arbitral tribunal, administrative agency or commission, (iv) other governmental, quasi-governmental, public, or regulatory body, agency, instrumentality or authority of any nature, (v) multi-national organization, (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (vii) official of any of the foregoing.

(e)  Withholding. Upon any exercise of options prior to the Closing Date in accordance with Section 2.4(f), Ai Metrix agrees that, to the extent it is required to do so under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, it will deduct and withhold such amounts as it is required to deduct and withhold with respect to such exercise. Each of the Surviving Corporation and SYS shall be entitled to deduct and withhold from any cash otherwise payable pursuant to this Agreement to any holder of shares of Ai Metrix Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. Notwithstanding the foregoing, no withholding shall be required to the extent that any holder of Ai Metrix Capital Stock delivers to SYS or the Surviving Corporation a validly executed Form W-8 and/or Form W-9 as requested by either SYS or the Surviving Corporation with respect to such payment prior to or at the time that any such payment is made. To the extent that amounts are so withheld by the Surviving Corporation or SYS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Ai Metrix Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or SYS, as the case may be.

(f)  Options, Warrants and Other Convertible Securities. Prior to the Closing Date, the Board of Directors of Ai Metrix shall take all actions necessary and appropriate to cause each outstanding option or warrant to acquire, and each issued note or other security (other than Ai Metrix Preferred Stock) convertible into, Ai Metrix Common Stock, whether or not exercisable, vested or converted, to have been exercised or cancelled so that as of the Effective Time no person shall have any options, warrants, or other rights to buy, or convert into, any securities of the Surviving Corporation. In connection with any such exercise, the holders of such options and warrants may elect whether to convert by (i) paying Ai Metrix in cash for the exercise price of all such options, or (ii) a cash-free exercise such that, in lieu of paying the exercise price or other consideration required to be paid by such holder to exercise the options or warrants, such holders will not make any cash payment, but will receive that number of shares of Ai Metrix Common Stock to which it is entitled upon exercise, less the number of shares whose value equals the aggregate consideration or exercise price that such holder would have been required to pay in order to exercise or convert such options or warrants. Shares of Ai Metrix Common Stock will be valued for purposes of this conversion at the SYS Average Price.

(g)  Restrictive Legend. Each certificate evidencing shares of SYS Common Stock issued pursuant to this Agreement shall bear the following legend in conspicuous type:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

(h)  Cash in Lieu of Securities. Notwithstanding anything to the contrary contained herein, in lieu of Merger Consideration and Earnout Consideration, if any, consisting of SYS Common Stock, SYS shall pay each Other Stockholder that delivers the Required Deliveries to the Surviving Corporation within the Delivery Period an equivalent amount of cash; it being agreed that (i) such shares of SYS Common Stock will be valued for this purpose: (A) with respect to Merger Consideration, at the SYS Average Price per share and (B) with respect to Earnout Consideration, at the SYS Average Earnout Price, and (ii) a portion of such cash shall be paid into the Escrow Account as provided in Section 2.1(b) in lieu of the SYS Common Stock that would have been delivered to the Escrow Account if such Ai Metrix Stockholder had received Merger Consideration in the form of SYS Common Stock.

2.5  Earnout/Clawback.

(a)  EBITDA Calculations. “EBITDA Period” shall mean the period commencing on the Closing Date and ending on December 31, 2007. No later than forty-five (45) days following the end of the EBITDA Period, SYS shall in good faith calculate, prepare and deliver to the Stockholder Representative a statement showing the earnings before interest, taxes, depreciation and amortization, calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, generated by the Surviving Corporation during the EBITDA Period (“EBITDA”), and showing in reasonable detail the Earnout Consideration or Clawback Consideration, as applicable, calculated in accordance with Section 2.5(b). The statement of calculations referred to in this Section 2.5(a) shall be referred to herein as the “EBITDA Calculations.” Any products of Ai Metrix sold during the EBITDA Period in conjunction with products or services of other segments of SYS’s business shall be taken into account in calculating EBITDA based on the proportional value of such products or services. For the avoidance of doubt, for the purpose of determining the EBITDA Calculations only, (i) 90% of all deferred maintenance revenue booked by Ai Metrix prior to the Closing that, but for the consummation of the Merger and the application of purchase price accounting with respect thereto, would otherwise have been recognized as revenue during the EBITDA Period, shall be taken into account in calculating EBITDA, (ii) 10% of all deferred maintenance revenue booked by Ai Metrix during the last three months of the EBITDA Period that have not, as of the end of the EBITDA Period, been recognized as revenue shall constitute revenue for purposes of calculating EBITDA to the extent that such bookings are reasonably likely to be recognized during the 12-month period following the later of (A) the date of booking such revenue and (B) the end of the EBITDA Period, and (iii) software license bookings received during the 45-day period following the EBITDA Period that are invoiced and that can be recognized as revenue during that 45-day period shall constitute revenue for purposes of calculating EBITDA to the extent that such bookings are reasonably likely to be collected upon the terms on which such bookings were made. All Transaction Expenses (as defined in Section 5.3(e) below) shall be excluded from the calculation of EBITDA, regardless of when incurred.

(b)  Earnout/Clawback Consideration. If the Surviving Corporation generates EBITDA in excess of US$2,500,000, SYS shall issue to the Ai Metrix Stockholders (subject to Sections 2.4(h) and 2.5(c)) one additional share of SYS Common Stock for each dollar of EBITDA over US$2,500,000, up to a maximum of 1,950,000 shares of SYS Common Stock; provided that, if for any reason, SYS is no longer a public company at the time that such SYS Common Stock is to be issued due to a merger, consolidation or other acquisition by another company, then, instead of receiving SYS Common Stock as Earnout Consideration, the Ai Metrix Stockholders shall receive shares or equity of such successor entity of equivalent value (the “Earnout Consideration”). The Earnout Consideration, if any, shall be allocated among the Ai Metrix Stockholders in accordance with the percentages set forth on Schedule 1. If the Surviving Corporation generates EBITDA of less than US$1,500,000 (the “Clawback Threshold”), the Escrow Agent (i) shall return to SYS from the Clawback Escrow a combination of shares of SYS Common Stock and cash in an amount equal to one share of SYS Common Stock for each dollar of EBITDA less than the Clawback Threshold, up to a maximum of the total amount of the Clawback Escrow (the “Clawback Consideration”) and (ii) the shares and cash remaining in the Clawback Escrow after returning the Clawback Consideration to SYS shall remain in the Escrow Account until released in accordance with the Escrow Agreement. In the event that the Clawback Threshold is not achieved solely due to the fact that the Surviving Corporation is unable to recognize 100% of the deferred maintenance revenues on Ai Metrix’s books as of the Closing Date due to the requirements of GAAP purchase price accounting, then, for the sole purpose of determining whether the Clawback Threshold has been achieved, then such deferred maintenance revenues shall be deemed to constitute revenue (for this purpose only) to the extent not so recognized under Section 2.5(a). The cash in the Clawback Escrow shall be deemed to equal the number of shares of SYS Common Stock equal to a fraction, the numerator of which is the amount of such cash and the denominator is the average closing price of SYS Common Stock on the principal national securities exchange or principal national securities quotation system on which the SYS Common Stock is then listed over the ten (10) consecutive trading days immediately preceding the date of disbursement of any such cash in the Clawback Escrow in accordance with this Agreement and the Escrow Agreement. The Clawback Consideration, if any, shall be obtained from the Escrow Account pro rata between SYS Common Stock and cash and allocated among the Ai Metrix Stockholders (subject to Section 2.4(h)) as set forth on Schedule 1. If the Surviving Corporation generates EBITDA between US$1,500,000 to US$2,500,000, then neither Earnout Consideration nor Clawback Consideration shall be payable hereunder, and the shares of SYS Common Stock and cash constituting the Clawback Escrow shall remain in the Escrow Account until released in accordance with the Escrow Agreement.

(c)  Acceptance of Earnout Calculations. If the Stockholder Representative does not dispute the EBITDA Calculations, it shall promptly, within thirty (30) days after receipt of such calculations, notify SYS in writing thereof. The date on which the Stockholder Representative so notifies SYS, or the date on which the EBITDA Calculations are otherwise agreed between SYS and the Stockholder Representative or otherwise resolved pursuant to Section 2.5(d), is referred to herein as the “EBITDA Determination Date.” If any Earnout Consideration is required to be paid, SYS shall convene the SYS Stockholders Meeting in accordance with Section 5.2(b) to seek the SYS Stockholder Approval (as defined below) in accordance with the terms of the Voting Agreement. If SYS obtains the SYS Stockholder Approval at the SYS Stockholders Meeting, SYS shall (subject to Section 2.4(h)) promptly, within ten (10) business days after the SYS Stockholders Meeting, issue to each Ai Metrix Stockholder his, her or its applicable percentage of the Earnout Consideration. If, for any reason, SYS does not obtain the SYS Stockholder Approval within one hundred eighty (180) days after the EBITDA Determination Date, it shall promptly, within ten (10) business days after the earlier of the last day of such 180-day period and the date of the SYS Stockholders Meeting at which the SYS Stockholder Approval is not obtained, pay the Ai Metrix Stockholders an equivalent amount of cash, where every one share of SYS Common Stock that constitutes Earnout Consideration shall represent an amount in cash equal to the average closing price of SYS Common Stock on the principal national securities exchange or principal national securities quotation system on which the SYS Common Stock is then listed over the ten (10) consecutive trading days immediately preceding the date of payment of such cash (the “SYS Average Earnout Price”). If any Clawback Consideration is required to be paid, SYS shall be entitled to obtain the requisite shares of SYS Common Stock and cash from the Escrow Account and the Stockholder Representative shall promptly take all actions and execute and deliver all documents reasonably necessary to facilitate the return of such shares of SYS Common Stock and cash from the Clawback Escrow.

(d)  Dispute Resolution. If the Stockholder Representative disagrees with the EBITDA Calculations, it shall notify SYS of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after his receipt of the EBITDA Calculations. If any such notice of disagreement is timely provided, SYS and the Stockholder Representative shall use commercially reasonable efforts for a period of thirty (30) days to resolve any disagreement. If SYS and the Stockholder Representative have been unable to resolve the disagreement by the end of such period, Ernst & Young (the “Arbitrator”), shall be retained to make a determination on the matter in dispute. The determination of the Arbitrator shall be final, binding and conclusive on the parties and the appropriate payment shall be made by the parties based upon the final determination of the Arbitrator. The fees and expenses of the Arbitrator shall be borne equally by SYS, on the one hand, and the Stockholder Representative, on behalf of the Ai Metrix Stockholders, on the other hand. Each party shall pay its own costs and expenses (including attorneys’ fees) incurred in connection with any such disagreement. The date on which the EBITDA Calculations are finally determined in accordance with this Section 2.5(d) shall be deemed to be acceptance by the Stockholder Representative for purposes of Section 2.5(c).

(e)  Conduct of Business During EBITDA Period. SYS acknowledges and agrees that the ability of the Surviving Corporation to meet EBITDA objectives and the ability of the parties to calculate fairly and measure the performance of the Surviving Corporation relative to EBITDA objectives will depend to a significant degree upon maintaining the business of Ai Metrix (the “Business”) as a whole and as a discrete operating unit. SYS and the Surviving Corporation (and any acquirer of or successor to SYS or the Surviving Corporation pursuant to a merger, consolidation or other acquisition by another company) shall, after the Closing Date (i) act in good faith at all times during the EBITDA Period, (ii) not fail to take any action that would be required by reasonable, skillful, prudent and diligent business persons engaged in the independent operation of a business similar to the Business, and (iii) not take any action that would be prejudicial or discriminatory to the Business, the Surviving Corporation or the interests of the Ai Metrix Stockholders in receiving the Earnout Consideration. Without limiting the foregoing, during the EBITDA Period after the Closing Date:

(i)  SYS shall act in good faith and, acting as a reasonable, skillful, prudent and diligent person engaged in the independent operation of a business similar to the Business, use commercially reasonable efforts to enable the Surviving Corporation to achieve the targets contemplated by this Agreement, including providing the Surviving Corporation with sufficient liquidity and working capital funds as required in SYS’s reasonable business judgment for the operation of the Business;

(ii)  SYS shall provide the Surviving Corporation’s management team reasonable authority to participate in the management and operation of the Business throughout the EBITDA Period, including reasonable authority to direct business strategy, pricing, sales and marketing during the EBITDA Period in a manner consistent with the current plans of the Business;

(iii)  SYS shall use reasonable efforts to retain the services of the officers and key employees of the Business and to maintain relationships with customers, suppliers, lessees, licensees and other relevant third parties, to the extent reasonably required for the operation of the Business;

(iv)  SYS shall cause or permit the Surviving Corporation to engage in the Business and such other and further business lines as the Surviving Corporation’s management team may from time to time determine, subject in the case of additional business lines to SYS’s prior approval (not to be unreasonably withheld or delayed);

(v)  Except as required or appropriate in SYS’s reasonable business judgment, SYS shall not sell, abandon, lease, assign, transfer, license or otherwise dispose of any of the assets of the Business, or amend, modify or provide for the early termination of any material agreement or license to which the Surviving Corporation is a party, if any of the foregoing would reasonably be expected to have a material adverse effect on the Business, the financial condition of the Surviving Corporation, its assets or properties, or the likelihood of the Ai Metrix Stockholders receiving the maximum Earnout Consideration otherwise attainable in the circumstances then prevailing;

(vi)  Neither the Surviving Corporation nor the Business shall be wound up, dissolved, or merged, amalgamated, or otherwise reorganized in such a manner that either the Surviving Corporation or the Business is no longer readily identifiable as a discrete business entity;

(vii)  Separate books and records will be maintained related to the Surviving Corporation and the Business sufficient to allow independent verification of the results of operations of the Surviving Corporation throughout the EBITDA Period, including for purposes of calculating EBITDA; and

(viii)  For purposes of the EBITDA Calculations, SYS shall allocate to the Surviving Corporation or the Business corporate overhead charges not to exceed the same ratio that general and administrative charges incurred by Ai Metrix during the first nine (9) months of fiscal year 2006 had to net revenue recorded by Ai Metrix during such period.

2.6  Escrow Account.

(a)  Escrow Agreement. On or prior to the Closing Date, SYS and the Stockholder Representative shall establish an escrow account (the “Escrow Account”) at Union Bank of California, N.A., by the execution and delivery of an Escrow Agreement substantially in the form attached as Exhibit C hereto (the “Escrow Agreement”). The Escrow Account shall contain the shares of SYS Common Stock and cash representing the Indemnity Escrow and the shares of SYS Common Stock and cash representing the Clawback Escrow.

(b)  Deposit of Escrow Consideration. As soon as practicable after the Effective Time, but no later than the Payment Deadline, SYS shall deliver the Escrow Consideration to the Escrow Agent (as defined in the Escrow Agreement), for immediate deposit into the Escrow Account.

(c)  Disbursement of Escrow Consideration. (i) The Clawback Consideration deposited in the Escrow Account shall be available, in accordance with this Agreement and the Escrow Agreement, to provide recourse for SYS for any Clawback Consideration and for any breach of the representations, warranties, covenants and agreements of Ai Metrix in the manner provided in Article IX hereof, and (ii) the Indemnity Escrow deposited in the Escrow Account shall be available, in accordance with this Agreement and the Escrow Agreement, to provide recourse for SYS for any breach of the representations, warranties, covenants and agreements of Ai Metrix in the manner provided in Article IX hereof, and shall be paid to the Ai Metrix Stockholders or returned to SYS only in accordance with and subject to the terms and conditions set forth herein and in the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SYS AND MERGER SUB

In order to induce Ai Metrix and the Majority Stockholders to enter into this Agreement, SYS and Merger Sub, jointly and severally, hereby represent and warrant to Ai Metrix and the Ai Metrix Stockholders that the statements contained in this Article III are true, correct and complete, except as otherwise expressly set forth in this Article III as of the date hereof and as of the Closing Date unless another date is expressly stated below.

3.1  Organization and Standing.

(a)  Each of SYS, Merger Sub and each other subsidiary of SYS is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

(b)  Each of SYS, Merger Sub and each other subsidiary of SYS is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined below) on SYS and its subsidiaries, taken as a whole. SYS is not in default in the performance, observance or fulfillment of any provision of the SYS Articles of Incorporation, as amended (the “SYS Articles”), or the SYS Amended and Restated Bylaws, as amended, as in effect on the date hereof (the “SYS Bylaws”), and Merger Sub and each other subsidiary of SYS is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws. SYS has heretofore furnished to the Ai Metrix Stockholders complete and correct copies of the SYS Articles and the SYS Bylaws, the Merger Sub Certificate and Merger Sub Bylaws and the governing documents of each other subsidiary of SYS.

3.2  Corporate Power and Authority. Each of SYS and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SYS and Merger Sub have been duly authorized by all necessary corporate action on the part of each of SYS and Merger Sub, other than as provided in Section 3.8. This Agreement has been duly executed and delivered by each of SYS and Merger Sub and constitutes the legal, valid and binding obligation of each of SYS and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3  Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by SYS and Merger Sub nor the consummation of the transactions contemplated hereby will:

(a)  conflict with, or result in a breach of any provision of, the SYS Articles or the SYS Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws or the governing documents of any other subsidiary of SYS;

(b)  except as set forth in Section 3.3(b) of the SYS Disclosure Schedule, materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance (as defined below) upon any of the properties or assets of SYS or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which SYS or any of its subsidiaries is a party (for purposes of this Agreement, “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, pledge, security interest, preference, priority, right of first refusal or similar restriction);

(c)  materially violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority or (ii) Applicable Laws relating to SYS or any of its subsidiaries or their respective properties or assets; or

(d)  require any action or consent or approval of, or review by, or registration or filing by SYS or any of its affiliates with, any third party or any Governmental Authority, other than (i) registrations or other actions required under federal and state securities laws or the rules and regulations of the national securities exchange or national securities quotation system on which the SYS Common Stock is then listed, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State. Based on the representations and warranties made by Ai Metrix hereunder and assuming that each Closing Stockholder executes and delivers to SYS prior to the Closing an Investment Representation Certificate in the form attached hereto as Exhibit B, no registration of the SYS Common Stock to be issued as Merger Consideration hereunder is required under federal or state securities laws.

3.4  Actions. Except as set forth in Section 3.4 of the SYS Disclosure Schedule, there are no material Actions pending or, to the knowledge of SYS, threatened against SYS or Merger Sub, including any Action which questions the validity of this Agreement or the Merger or any action taken or to be taken pursuant hereto or pursuant to the Merger, or relating to its method of doing business or its relationship with past or existing users or purchasers of any goods or services, and there is no outstanding order, writ, injunction or decree of any Governmental Authority against SYS or Merger Sub. For purposes of this Agreement, “Action” means any action, arbitration, audit, examination, suit, proceeding, hearing or litigation, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before any court or Governmental Authority.

3.5  Financial Ability. At the Effective Time, SYS will have a sufficient number of shares of SYS Common Stock and sufficient cash funds to pay the Merger Consideration, any cash in lieu of fractional shares and all related fees and expenses of SYS.

3.6  Capitalization of SYS.

(a)  The authorized capital stock of SYS consists of 48,000,000 common shares (the “SYS Common Stock”), 250,000 preferred shares (the “SYS Preferred Stock”), and 2,000,000 preference shares (the “SYS Preference Stock”). At October 16, 2006, (i) 15,455,805 shares of SYS Common Stock were issued and outstanding, (ii) 6,249,582 shares of SYS Common Stock were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by SYS, including pursuant to SYS’s stock option and stock purchase plans, (iii) no shares of SYS Preferred Stock were issued and outstanding, and (iv) no shares of SYS Preference Stock were issued and outstanding. The SYS Common Stock, the SYS Preferred Stock, and the SYS Preference Stock are referred to herein collectively as the “SYS Capital Stock.” Each outstanding share of SYS Capital Stock is duly authorized and validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of SYS Capital Stock described in this Section 3.6 have been in compliance in all material respects with applicable federal and state securities laws.

(b)  At October 16, 2006, other than as set forth in clause (a)(ii) above or as set forth in Section 3.6(b) of the SYS Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by SYS of any securities of SYS, nor are there outstanding any securities which are convertible into or exchangeable for any shares of SYS Capital Stock, and SYS has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of SYS or any predecessor.

(c)  The shares of SYS Common Stock to be issued at the Effective Time have been duly authorized and will, at the Effective Time, be fully paid and nonassessable and issued in reliance on exceptions from the registration and qualification requirements of federal and state securities laws. The Escrow Consideration has been duly authorized and will, if issued pursuant to this Agreement, be fully paid and nonassessable and issued in reliance on exceptions from the registration and qualification requirements of federal and state securities laws.

(d)  The transactions contemplated by this Agreement, including without limitation, the issuance of SYS Common Stock and the ownership of the SYS Common Stock by the Ai Metrix Stockholders, will not create any obligation by SYS to sell or otherwise issue any shares of SYS Common Stock or any other securities, or otherwise cause the application of, any control share acquisition, shareholder approval requirement (other than the SYS Stockholder Approval), poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the SYS Articles or the laws of the state of its incorporation or other Applicable Law.

3.7  Brokerage and Finders’ Fees. Other than USBX Advisory Services, LLC, whose fees will be paid by SYS, neither SYS nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of SYS or any of its affiliates, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

3.8  Board Recommendation; Required Vote. The Board of Directors of SYS, at a meeting duly called and held, has by the requisite vote of those directors present and constituting a quorum of the directors then in office (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of SYS and its stockholders, and (b) resolved to recommend that the stockholders of SYS vote for approval of the issuance of SYS Common Stock in payment of the Earnout Consideration, if such payment is required under Section 2.5 and if such approval is required by the rules and regulations of the national securities exchange or national securities quotation system on which the SYS Common Stock is then listed. The affirmative vote of a majority of the total votes cast by the holders of SYS Common Stock, excluding any such holders who received SYS Common Stock in connection with the transactions contemplated by this Agreement, in favor of the issuance of SYS Common Stock as Earnout Consideration, if any, is the only vote of the SYS stockholders necessary to approve the issuance of the Earnout Consideration (the “SYS Stockholder Approval”). No vote or approval of the holders of SYS Capital Stock is necessary for SYS to issue the Merger Consideration.

3.9  SYS SEC Documents.

(a)  Except as set forth in Section 3.9(a) of the SYS Disclosure Schedule, SYS has timely filed with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since July 1, 2004 under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “SYS SEC Documents”). No subsidiary of SYS is required to file any form, report, registration statement, prospectus or other document with the Commission.

(b)  The SYS SEC Documents, including any financial statements or schedules included in the SYS SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(c)  The financial statements of SYS (including the related notes) included in the SYS SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Form 10-QSB of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of SYS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

3.10  Undisclosed Liabilities. As of the date of this Agreement, neither SYS nor Merger Sub has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries, taken as a whole, other than (a) liabilities disclosed on SYS’s consolidated financial statements or in the notes thereto, (b) liabilities contemplated by this Agreement and/or set forth in the SYS Disclosure Schedule, and (c) liabilities incurred or accrued after the date hereof in the ordinary course of business consistent with past practice.

3.11  No Other Warranties. There are no representations or warranties made by the Ai Metrix Stockholders and no representations or warranties made by Ai Metrix, other than the representations and warranties set forth in Article IV and in the other documents and instruments delivered by Ai Metrix on the date hereof or at the Closing. SYS and Merger Sub are not relying upon any representations or warranties, other than the representations and warranties set forth in Article IV of this Agreement and in the other documents and instruments delivered by Ai Metrix on the date hereof or at the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AI METRIX

In order to induce SYS to enter into this Agreement, Ai Metrix hereby represents and warrants to SYS and Merger Sub that the statements contained in this Article IV are true, correct and complete, except as otherwise expressly set forth in this Article IV, as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the Ai Metrix Disclosure Schedule.

4.1  Organization and Standing.

(a)  Ai Metrix is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

(b)  Ai Metrix is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Ai Metrix. Ai Metrix is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation (the “Ai Metrix Certificate”) or its Bylaws (the “Ai Metrix Bylaws”), as in effect on the date hereof. Ai Metrix has previously furnished to SYS complete and correct copies of the Ai Metrix Certificate and the Ai Metrix Bylaws, each as in effect on the date hereof. Listed in Section 4.1 of the Ai Metrix Disclosure Schedule is each jurisdiction in which Ai Metrix is qualified or licensed to do business and whether Ai Metrix is in good standing in each applicable jurisdiction as of the date of this Agreement.

4.2  Subsidiaries. Ai Metrix does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Ai Metrix is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

4.3  Corporate Power and Authority. Ai Metrix has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Ai Metrix have been duly authorized by all necessary corporate action on the part of Ai Metrix, including all requisite approvals of its Board of Directors and the holders of the Ai Metrix Capital Stock. This Agreement has been duly executed and delivered by Ai Metrix and constitutes the legal, valid and binding obligation of Ai Metrix, enforceable against Ai Metrix in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.4  Capitalization of Ai Metrix.

(a)  The authorized capital stock of Ai Metrix consists of 17,353,900 common shares (the “Ai Metrix Common Stock”) and 16,213,403 preferred shares (the “Ai Metrix Preferred Stock”). At the date of this Agreement, (i) 2,022,328 shares of Ai Metrix Common Stock are issued and outstanding and (ii) 14,183,403 shares of Ai Metrix Preferred Stock designated Series C Preferred Stock are issued and outstanding. The Ai Metrix Common Stock and the Ai Metrix Preferred Stock are referred to herein collectively as the “Ai Metrix Capital Stock.” Each outstanding share of Ai Metrix Capital Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of Ai Metrix Capital Stock described in this Section 4.4 have been in compliance in all material respects with applicable federal and state securities laws.

(b)  As of the date hereof, other than as set forth in clause (a)(ii) above or as set forth in Section 4.4(b) of the Ai Metrix Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Ai Metrix of any securities of Ai Metrix, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Ai Metrix Capital Stock, and Ai Metrix has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Ai Metrix or any predecessor. Set forth in Section 4.4 of the Ai Metrix Disclosure Schedule is an accurate and complete list of the names of all holders of Ai Metrix Capital Stock, and the number and class of shares held by each such Ai Metrix Stockholder. Set forth in Section 4.4 of the Ai Metrix Disclosure Schedule is an accurate and complete list of the names of all holders of options, warrants or convertible instruments to purchase Ai Metrix Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect thereto.

(c)  Ai Metrix has not agreed to register any securities of Ai Metrix under the Securities Act or under any applicable securities law or granted registration rights to any person or entity (other than agreements with respect to registration rights that are no longer in effect as of the date of this Agreement); complete and correct copies of all such agreements have previously been provided to SYS.

4.5  Conflicts; Consents and Approvals. Except as set forth on Section 4.5 of the Ai Metrix Disclosure Schedule, neither the execution and delivery of this Agreement by Ai Metrix, nor the consummation of the transactions contemplated hereby, will:

(a)  conflict with, or result in a breach of any provision of, the Ai Metrix Certificate or the Ai Metrix Bylaws;

(b)  materially violate or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material Encumbrance upon any of the properties or assets of Ai Metrix under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Ai Metrix is a party, including without limitation, any Contract (as defined below);

(c)  materially violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator or (ii) Applicable Laws relating to Ai Metrix or any of its properties or assets; or

(d)  require any action or consent or approval of, or review by, or registration or filing by Ai Metrix or any of its affiliates with, any third party or any Governmental Authority, other than (i) registrations or other actions required under federal and state securities laws and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State.

4.6  Brokerage and Finders’ Fees. Other than C.E. Unterberg, Towbin, whose fees will be paid by Ai Metrix prior to the Closing Date, neither Ai Metrix nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of Ai Metrix any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

4.7  Books and Records; Financial Statements.

(a)  From its date of incorporation, the minute books, stock books and stock ledgers of Ai Metrix (the “Books of Account”) have been maintained, in all material respects, in accordance with Applicable Law. The signatures of Ai Metrix personnel appearing on all documents contained in such Books of Account are the true signatures of the persons purporting to have signed the same, and complete and correct copies in all material respects of such Books of Account have been provided to SYS.

(b)  Attached to Section 4.7(b) of the Ai Metrix Disclosure Schedule, as previously delivered to SYS, are complete and correct copies of (i) the audited balance sheets of Ai Metrix as of December 31, 2004 and December 31, 2005, the related statements of income for the three (3) years then ended, and the related sources and uses of cash for the 12-month periods then ended, and (ii) the unaudited balance sheet of Ai Metrix as of September 30, 2006, and the related statements of income and sources and uses of cash for the nine (9)-month period then ended and (collectively, the “Ai Metrix Financial Statements”). The Ai Metrix Financial Statements (including the related notes) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount and to the absence of footnotes) in all material respects the consolidated financial position of Ai Metrix and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c)  Attached to Section 4.7(c) of the Ai Metrix Disclosure Schedule is a pro forma estimated unaudited balance sheet of Ai Metrix as of the Closing Date (the “Closing Date Balance Sheet”). Except as otherwise disclosed on Section 4.7(c) of the Ai Metrix Disclosure Schedule, the Closing Date Balance Sheet was prepared by Ai Metrix in good faith in accordance with GAAP applied on a consistent basis and, to the best of Ai Metrix’s knowledge, fairly presents in all material respects the consolidated financial position of Ai Metrix and its consolidated subsidiaries as of the Closing Date. The Closing Date Balance Sheet sets forth Ai Metrix’s good faith estimate of Ai Metrix’s costs and expenses incurred in connection with the transactions contemplated hereby.

4.8  Compliance with Law. Except with respect to Applicable Laws discussed elsewhere in this Article IV including, without limitation, those relating to Taxes (as set forth in Section 4.11), employee benefit plans (as set forth in Section 4.14), labor matters (as set forth in Section 4.16), Permits (as set forth in Section 4.19), Environmental Laws (as set forth in Section 4.21), product warranties (as set forth in Section 4.24), Data Protection Laws (as set forth in Section 4.25) and the Foreign Corrupt Practices Act (as set forth in Section 4.26), Ai Metrix is in compliance, in all material respects, and at all times since January 1, 2004 has been in compliance, in all material respects, with all Applicable Laws relating to Ai Metrix or its businesses or properties. Ai Metrix has received no written notice of any pending investigation or review by any Governmental Authority with respect to Ai Metrix, and to the knowledge of Ai Metrix, no such investigation or review is threatened, nor has any Governmental Authority indicated an intention to conduct the same.

4.9  Actions. Except as set forth in Section 4.9 of the Ai Metrix Disclosure Schedule, there are no material Actions pending or, to the knowledge of Ai Metrix, threatened against Ai Metrix, including any Action which questions the validity of this Agreement or the Merger or any action taken or to be taken pursuant hereto or pursuant to the Merger, or relating to its method of doing business or its relationship with users or purchasers of any goods or services, and there is no outstanding order, writ, injunction or decree of any Governmental Authority against Ai Metrix.

4.10  No Material Adverse Change. Since June 30, 2006, there has been no Material Adverse Effect (as defined in Section 10.2(b)) on Ai Metrix.

4.11  Taxes.

(a)	With regard to Taxes:

(i)  Ai Metrix has filed all Tax Returns (as defined below) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Ai Metrix prior to the date hereof;

(ii)  All such Tax Returns referred to in clause (a)(i) above were true and correct in all material respects and Ai Metrix has paid or, prior to the Effective Time, will pay within the time and manner prescribed by Applicable Law, all Taxes, interest and penalties required to be paid in respect of the periods covered by such Tax Returns due to any federal, state, foreign, local or other Tax authority;

(iii)  Ai Metrix has and will have no liability for Taxes due or accruing on or prior to the Closing Date that is in excess of the amount reserved on the Ai Metrix Financial Statements therefor;

(iv)  Ai Metrix has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed;

(v)  Ai Metrix has not received written notice of any currently due and payable deficiency for any Tax from any Tax authority;

(vi)  Ai Metrix has not received written notice that it is the subject of any currently ongoing Tax audit;

(vii)  As of the date of this Agreement, Ai Metrix has not received written notice from any Tax authority of any pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made;

(viii)  Ai Metrix has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(ix)  There are no recorded Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Ai Metrix (other than liens for Taxes not yet due and/or delinquent);

(x)  No written claim has ever been received by Ai Metrix from a Governmental Authority in a jurisdiction where Ai Metrix files Tax Returns that Ai Metrix is or may be subject to taxation by that jurisdiction;

(xi)  Neither Ai Metrix nor any predecessor is or was on or prior to the Closing Date a member of any affiliated, consolidated, combined or unitary tax group; and

(xii)  Ai Metrix has retained and will retain through the Closing Date all relevant books and records with respect to Tax matters pertinent to Ai Metrix relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and has abided by all record retention agreements entered into with any taxing authority.

(b)  Ai Metrix is not obligated by any Contract or other arrangement to indemnify any other person with respect to Taxes. Ai Metrix is not now, and during the past six (6) years has not been, a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Ai Metrix that (i) requires Ai Metrix to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Ai Metrix, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Ai Metrix, from any other person.

(c)  Ai Metrix has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)  Ai Metrix has not agreed to make, or has received any written notice from the Internal Revenue Service proposing that Ai Metrix make, any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Ai Metrix, and Ai Metrix has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Ai Metrix.

(e)  Ai Metrix has not requested any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

(f)  The Tax Returns of Ai Metrix for the years ended December 31, 2004 and December 31, 2005, complete and correct copies of which have been provided to SYS prior to the date hereof, list all deductions giving rise to any current-year Tax loss set forth on the applicable Tax Returns and the amount of each such Tax loss in each jurisdiction.

(g)  Except for the group for which Ai Metrix is presently a member, if any, Ai Metrix has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, within the meaning of Section 1504 of the Code (or any similar provision of state or local law), except where Ai Metrix was the common parent corporation of such affiliated group.

(h)  Ai Metrix has no liability for the Taxes of any person other than any of Ai Metrix under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)  All elections with respect to the Tax Returns are reflected in the Tax Returns.

(j)  Ai Metrix is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(k)  Ai Metrix is not and has not been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

(l)  Ai Metrix has not participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

(m)  Ai Metrix is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law).

(n)  Ai Metrix is not a party to or bound by any tax allocation or sharing agreement.

(o)  Ai Metrix will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)  “Closing Agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date;

(ii)  Intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law);

(iii)  Installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)  Prepaid amount received on or prior to the Closing Date.

(p)  Ai Metrix has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(q)  As used in this Agreement, “Tax Returns” means all federal, state, local and foreign Tax returns, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority responsible for the imposition or collection of Taxes.

(r)  As used in this Agreement, “Tax” or “Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

4.12  Intellectual Property.

(a)  Set forth in Section 4.12 of the Ai Metrix Disclosure Schedule is an accurate and complete list of (i) all foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all copyright applications and registrations and all other material Intellectual Property rights owned or used by Ai Metrix, and (ii) other than as set forth in Section 4.15 of the Ai Metrix Disclosure Schedule, all non-customer agreements to which Ai Metrix is a party which concern any of its Intellectual Property.

(b)  With regard to Intellectual Property:

(i)  Ai Metrix owns, free and clear of any Encumbrances, or has sufficient rights to, the Intellectual Property;

(ii)  No written claim of invalidity or ownership with respect to the Intellectual Property has been received by Ai Metrix from any third party and no Intellectual Property is the subject of any pending or, to the knowledge of Ai Metrix, threatened Action;

(iii)  No person or entity has asserted that, with respect to any Intellectual Property, Ai Metrix or any licensee of Ai Metrix is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how;

(iv)  All fees, annuities, royalties, honoraria and other payments which are due from Ai Metrix on or before the date of this Agreement for any of the Intellectual Property or under any agreement related to the Intellectual Property have been paid or reserved for on the Ai Metrix Financial Statements;

(v)  Except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property, does not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party;

(vi)  To the knowledge of Ai Metrix, no unexpired foreign or domestic patents or patent applications exist that are adverse to the interests of Ai Metrix;

(vii)  To the knowledge of Ai Metrix, there exists no (A) prior act of Ai Metrix or any third party that would void or invalidate any of the Intellectual Property or (B) conduct or use by Ai Metrix or any third party that would void or invalidate any of the Intellectual Property; and

(viii)  The execution, delivery and performance of this Agreement by Ai Metrix and the Majority Stockholders, and the consummation of the transactions contemplated hereby, will not materially breach, violate or conflict with any instrument or agreement relating to the Intellectual Property to which Ai Metrix is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Ai Metrix to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Intellectual Property.

(c)  Ai Metrix has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of (i) all trade secrets and (ii) to the extent required by Applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Intellectual Property.

(d)  As used in this Agreement, “Intellectual Property” means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, logos, know-how, internet domain names, copyrights, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof, in each case that is owned by, or licensed to Ai Metrix (other than third-party “click wrap” or “shrink wrap” software licenses, as to which Ai Metrix makes no representations or warranties) on the date hereof.

4.13  Title to Assets and Properties. Ai Metrix has good, valid, and marketable title to, or a valid leasehold interest in, and unrestricted possession (other than under the terms of relevant leases) of, the assets and properties used by Ai Metrix or shown on the Ai Metrix Financial Statements, free and clear of all Encumbrances, except for assets and properties disposed of in the ordinary course of business since June 30, 2006. Such assets are sufficient to carry on the business of Ai Metrix as it is currently being conducted and in accordance with past practice.

4.14  Employee Benefit Plans.

(a)  With respect to each Ai Metrix Plan (as defined below), Ai Metrix has made available to SYS a correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Ai Metrix Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

(b)  The Internal Revenue Service has issued a favorable determination letter with respect to each Ai Metrix Plan that is intended to be a Qualified Plan (as defined below) and, to the knowledge of Ai Metrix, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any Ai Metrix Plan that is a Qualified Plan or the related trust.

(c)  All contributions required to be made by Ai Metrix to any Ai Metrix Plan by Applicable Laws or by any Ai Metrix Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Ai Metrix Plan, for any period through the date hereof, have been made or paid in full.

(d)  Each Ai Metrix Plan has been maintained and administered in compliance in all material respects with its terms and Applicable Law, including ERISA (as defined below) and the Code. There is not now, and to the knowledge of Ai Metrix, there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to an Ai Metrix Plan or the imposition of any Encumbrance on the assets of Ai Metrix under ERISA or the Code with respect to an Ai Metrix Plan. Except as set forth on Section 4.14(d) of the Ai Metrix Disclosure Schedule, each Ai Metrix Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without additional liability to Ai Metrix, the Surviving Corporation or SYS.

(e)  Ai Metrix has not, at any time within six (6) years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan (as defined below) or Multiple Employer Plan (as defined below) or any plan covered by Section 412 of the Code or Title IV of ERISA.

(f)  To the knowledge of Ai Metrix, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability (as defined below) that would be a liability of Ai Metrix following the Closing. Without limiting the generality of the foregoing, Ai Metrix has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(g)  Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law pertaining to COBRA or Cal-COBRA) or otherwise set forth on Section 4.14(g) of the Ai Metrix Disclosure Schedule, Ai Metrix has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof and there has been no communication to employees of Ai Metrix that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Ai Metrix (other than the acceleration of vesting of stock options which will, however, terminate upon the Merger). Without limiting the generality of the foregoing, no amount paid or payable by Ai Metrix in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code. No director, officer or employee of Ai Metrix is entitled to receive any severance or similar payment upon termination of service or employment, other than pursuant to the severance agreements set forth on Section 4.14(h) of the Ai Metrix Disclosure Schedule.

(i)  Ai Metrix has not received written notice of any pending, and to the knowledge of Ai Metrix there are no threatened, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Ai Metrix Plans, any fiduciaries thereof with respect to their duties to the Ai Metrix Plans, or the assets of any of the trusts under any of the Ai Metrix Plans that would reasonably be expected to result in any material liability of Ai Metrix to the Pension Benefit Guaranty Corporation, the U.S. Department of Treasury, the U.S. Department of Labor or any Multiemployer Plan.

(j)  Section 4.14(j) of the Ai Metrix Disclosure Schedule sets forth the names of all directors and officers of Ai Metrix, the names of each employee of Ai Metrix, and the total current salary, bonus eligibility, and fringe benefits and perquisites that each such director, officer and employee is expected to receive in the fiscal year ending December 31, 2006 based on current compensation arrangements. Section 4.14(j) of the Ai Metrix Disclosure Schedule also sets forth the liability of Ai Metrix for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other forms of compensation paid to any such director, officer or employee of Ai Metrix. No officer, director, or employee of Ai Metrix, or any immediate family member of any of the foregoing, provides or causes to be provided to Ai Metrix any assets, services (except for services in such capacity as officer, director or employee) or facilities and Ai Metrix does not provide or cause to be provided to any such officer, director, or employee, or any immediate family member of any of the foregoing, any assets, services or facilities (except for compensation in the ordinary course for services provided as an officer, director or employee).

(k)  With respect to each Ai Metrix Plan (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) that could result in liability to Ai Metrix, (ii) no audit or inquiry by the Internal Revenue Service or United States Department of Labor is pending or notice of which has been received and (iii) Ai Metrix has no liability under ERISA Section 502.

(l)  Each Ai Metrix Plan has been operated in good faith compliance, consistent with the changing guidance with respect to Section 409A of the Code. No Ai Metrix Plan provides for the gross-up of any taxes or penalties imposed by Section 409A(a)(1)(B) of the Code.

(m)  As used in this Agreement, the following terms have the meanings given below:

(i)  “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under section 302 of ERISA, (C) under sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and (E) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Ai Metrix Plans.

(ii)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. As of the date hereof, Ai Metrix has no ERISA Affiliates.

(iv)  “Ai Metrix Employee” means a person who is, as of the Closing Date, an active or inactive employee of Ai Metrix.

(v)  “Ai Metrix Plans” means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to Ai Metrix, and whether covering one person or more than one person, sponsored or maintained by Ai Metrix or to which Ai Metrix contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term “Ai Metrix Plans” includes each “employee pension benefit plan” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

(vi)  “Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. As of the date hereof, Ai Metrix has no Multiemployer Plans.

(vii)  “Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under “common control” within the meaning of Section 4063 of ERISA. As of the date hereof, Ai Metrix has no Multiple Employer Plans.

(viii)  “Qualified Plan” means a “qualified plan” within the meaning of Section 401(a) of the Code.

4.15  Contracts.

(a)  Section 4.15 of the Ai Metrix Disclosure Schedule lists each, and Ai Metrix has provided SYS with correct and complete copies or summaries of each, Contract (“Contract” means all written or oral contracts, agreements, guarantees, licenses and executory commitments, other than Ai Metrix Plans and real property leases) to which Ai Metrix is a party as of the date hereof and which falls within any one or more of the following categories:

(i)  Contracts that involve expenditures or receipts by Ai Metrix of more than US$10,000 per month;

(ii)  joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

(iii)  leases for equipment or other personal property assets;

(iv)  Contracts with respect to which Ai Metrix received gross revenue of at least US$25,000 during the 12-month period from January 1, 2005 to December 31, 2005;

(v)  Contracts containing covenants purporting to limit the freedom of Ai Metrix to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including, without limitation, any software license agreements that authorize or permit Ai Metrix to use the applicable software only in particular business lines, languages or geographic areas);

(vi)  Contracts providing for the settlement of disputed claims (including disputed dollar amounts) with third parties;

(vii)  powers of attorney that are currently outstanding;

(viii)  Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

(ix)  Contracts which contain minimum purchase conditions in excess of US$25,000 or other terms that restrict or limit the purchasing relationships of Ai Metrix;

(x)  Contracts relating to any outstanding commitment for capital expenditures in excess of US$25,000;

(xi)  Contracts with any labor organization, union, employee representative or group of employees;

(xii)  indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

(xiii)  Contracts providing for the creation of any Encumbrance upon any of the assets of Ai Metrix;

(xiv)  Contracts involving annual revenues to the business of Ai Metrix in excess of 5% of Ai Metrix’s annual revenues during either of its past two fiscal years;

(xv)  Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees,” or other contingent payments involving more than US$25,000 per year or US$50,000 over the term of the Contract;

(xvi)  Contracts with or for the benefit of (A) any corporate affiliate of Ai Metrix or (B) any immediate family member of any stockholder, director or officer of Ai Metrix;

(xvii)  Contracts that purport to limit the ability of the directors, officers, agents or employees of Ai Metrix to engage in or continue any conduct, activity or practice relating to the business of Ai Metrix, or assign to Ai Metrix any rights to any invention, improvement or discovery;

(xviii)  any cost-sharing, tax-sharing or transfer pricing agreements between Ai Metrix and any related or unrelated party;

(xix)  each amendment, supplement and modification with respect to any of the foregoing; and

(xx)  any agreement to enter into any of the foregoing.

(b)  All such Contracts are valid, binding and enforceable obligations of Ai Metrix and, to the knowledge of Ai Metrix, each other party thereto, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)  Neither Ai Metrix nor, to the knowledge of Ai Metrix, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination of, any such Contract. Except as set forth on Section 4.15(c) of the Ai Metrix Disclosure Schedule, Ai Metrix has not received any written notice or other communication (i) claiming a breach on its part of any Contract or (ii) exercising or indicating an intent to exercise either (A) a right of offset against amounts due to Ai Metrix under any Contract or (B) a right of termination of any Contract. To the knowledge of Ai Metrix, Ai Metrix is not currently performing services under any Contract which is “at risk” (in that Ai Metrix is or reasonably expects to incur costs under such Contract in excess of committed funds), other than with respect to normal and customary pre-sales services that are provided in connection with attempts to obtain sales. Ai Metrix is not party to any Contract allowing a right of return on a refundable basis. To the knowledge of Ai Metrix, no employee of Ai Metrix has attempted to direct any Contract to any third party. Subject to the disclosure on Section 4.15(c) of the Ai Metrix Disclosure Schedule, the Closing Date Balance Sheet fairly reflects all liabilities with respect to sales commissions or other similar incentive compensation earned, accrued or relating to any period prior to the Closing Date.

(d)  As of the date hereof, Ai Metrix is not engaged in any renegotiation of and, to the knowledge of Ai Metrix, neither Ai Metrix nor any third party thereto has any outstanding rights to renegotiate, any material amounts paid or payable under such Contracts.

4.16  Labor Matters.

(a)  Ai Metrix is not a party to any collective bargaining agreement or labor union contract and is not required to consult or negotiate with any local works council, union, labor board or any Governmental Authority with authority over labor matters concerning the transactions contemplated by the Agreement.

(b)  Set forth in Section 4.16 of the Ai Metrix Disclosure Schedule is a list of each agreement to which Ai Metrix is a party pursuant to which any individual employed by Ai Metrix or otherwise performing services primarily for Ai Metrix receives compensation in excess of US$20,000 per annum, and Ai Metrix has furnished or made available to SYS complete and correct copies of any such agreements in writing. Ai Metrix has not breached or otherwise failed to comply with any provisions of any agreement set forth therein and, to the knowledge of Ai Metrix, there are no grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or, to the knowledge of Ai Metrix, threatened against Ai Metrix. To the knowledge of Ai Metrix, no campaign or other attempt for recognition is pending by any labor organization or employee with respect to employees of Ai Metrix.

(c)  Ai Metrix is in material compliance with Applicable Laws and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety, plant closing, and payroll and wage taxes.

(d)  Except as set forth on Section 4.16(d) of the Ai Metrix Disclosure Schedule, as of the date of this Agreement and except as required by Applicable Law, (i) Ai Metrix is not a party to any outstanding employment agreements or contracts with officers, managers or directors (or foreign equivalents) or Ai Metrix Employees (as defined below) that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) Ai Metrix is not a party to any agreement, policy or practice that will require it to pay termination or severance pay to salaried, non-exempt or hourly Ai Metrix Employees after the Merger.

(e)  Except as disclosed in Section 4.16(e) of the Ai Metrix Disclosure Schedule, to the knowledge of Ai Metrix, no Ai Metrix Employee intends to terminate his or her employment with Ai Metrix.

4.17  Undisclosed Liabilities. Ai Metrix has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Ai Metrix, other than (a) liabilities disclosed to SYS in the Ai Metrix Financial Statements, (b) liabilities contemplated by this Agreement and/or set forth in the Ai Metrix Disclosure Schedule, and (c) liabilities incurred or accrued after the date hereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement.

4.18  Operation of Ai Metrix’s Business.

(a)  Except as set forth on Section 4.18 of the Ai Metrix Disclosure Schedule, since January 1, 2006 until the date of this Agreement, Ai Metrix has not, except in the ordinary course of business consistent with past practice, engaged in any of the actions described in Sections 5.3(a)(i), (ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xv), (xvii), (xix), (xx) or (xxi).

(b)  Except as set forth in Section 4.18(b) of the Ai Metrix Disclosure Schedule, since January 1, 2006 until the date of this Agreement, Ai Metrix has not (i) received any formal complaint from any material customer regarding the quality of Ai Metrix’s products or services, (ii) received any notice from any material customer of Ai Metrix stopping or materially decreasing such customer’s purchase of materials, products or services from Ai Metrix, or (iii) received any notice from any material supplier who is required for the continued operation of the business consistent with past practices that such supplier will stop or decrease the supply of materials, products or services to Ai Metrix.

4.19  Permits. Ai Metrix is in possession of all material licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders legally required in each jurisdiction to own, lease and operate its properties and to carry on its business as currently conducted, including under any applicable Environmental Laws (as defined below) (collectively, the “Permits”). Ai Metrix has not received notice of any Action pending, and to the knowledge of Ai Metrix no Action is threatened, regarding any of the Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on Ai Metrix. Ai Metrix is not in material conflict with, or in material default or violation of, any of the Permits.

4.20  Real Property.

(a)  Ai Metrix does not currently own, and during the six (6) year period prior to the date of this Agreement has not owned, any United States Real Property Interest (as such term is defined in Section 897(c) of the Code and the Treasury regulations promulgated thereunder) or any other real property.

(b)  Section 4.20 of the Ai Metrix Disclosure Schedule lists each lease for real property to which Ai Metrix is a party (each a “Lease”). Ai Metrix does not sublease any real property. Ai Metrix has delivered to SYS a correct and complete copy of each Lease. With respect to each Lease:

(i)  the Lease is legal, valid, binding, enforceable, and in full force and effect with respect to Ai Metrix, and, to the knowledge of Ai Metrix, with respect to the other party thereto;

(ii)  to the knowledge of Ai Metrix, no party to the Lease is in material breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)  Ai Metrix has not, and to the knowledge of Ai Metrix no other party thereto has, repudiated any provision thereof;

(iv)  Ai Metrix has not received written notice of any disputes with respect thereto, and Ai Metrix is not party to any oral agreements or forbearance programs in effect as to the Lease;

(v)  Ai Metrix has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

(vi)  the facility leased under the Lease has received all approvals of Governmental Authorities (including Permits) required to be received by Ai Metrix in connection with the operation thereof and has been operated and maintained by Ai Metrix in accordance with Applicable Laws.

4.21  Environmental Matters. With regard to environmental matters:

(a)  The properties, operations and activities of Ai Metrix are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of Ai Metrix with any applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability;

(b)  Ai Metrix has not received notice of any pending Action by or before any court or Governmental Authority under any Environmental Law, and to the knowledge of Ai Metrix no such Action is pending or threatened and there is no basis for any present or future Action against it that may reasonably be likely to lead to any material liability;

(c)  There has been no release, discharge or emission of any Hazardous Material into the environment in material violation of applicable Environmental Laws by Ai Metrix in connection with its currently leased or formerly leased properties or operations; and

(d)  There has been no material exposure in violation of applicable Environmental Laws of any person or property to any Hazardous Material (as defined below) in connection with the properties, operations and activities of Ai Metrix.

(e)  For purposes of this Agreement, the term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(f)  For purposes of this Agreement, the term “Hazardous Materials” means chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Permit required by applicable Environmental Law, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials.

4.22  Accounts Receivable. The accounts and notes receivable reflected in the Ai Metrix Financial Statements (a) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (b) to the knowledge of Ai Metrix, are binding obligations of the respective debtors enforceable in accordance with their terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, and (c) are not subject to valid set-off or counterclaim. Except as set forth on Section 4.22 of the Ai Metrix Disclosure Schedule, the net accounts receivable set forth in the Ai Metrix Financial Statements and the Closing Date Balance Sheet reflect adequate reserves for uncollectible accounts.

4.23  Insurance. Section 4.23 of the Ai Metrix Disclosure Schedule lists all insurance policies pursuant to which Ai Metrix is presently insured and during each of the past three calendar years has been insured (each, an “Insurance Policy” and, collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect in accordance with its terms and all premiums reflected on invoices received by Ai Metrix to date have been paid in full. No written notice of cancellation with respect to any Insurance Policy has been received by Ai Metrix and, to the knowledge of Ai Metrix, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Ai Metrix is a “named insured” or an “insured” under each Insurance Policy. Except as set forth on Section 4.23 of the Ai Metrix Disclosure Schedule, Ai Metrix has not been refused any insurance, nor has the coverage of Ai Metrix been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Set forth in Section 4.23 of the Ai Metrix Disclosure Schedule is (a) with respect to each Policy under which the annual premium amount is fixed, the current amount of such premium, and (b) with respect to each Policy under which the periodic or annual premium amount is variable, the amount of the most recent periodic payment made and the calculation formula with respect to such premium.

4.24  Product or Service Warranty. (a) Each product or service sold or delivered by Ai Metrix has been in material conformity with any applicable express and implied warranties, (b) Ai Metrix has no current liability for damages in connection with any such warranty (and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability) and (c) no product or service sold or delivered by Ai Metrix is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale given by Ai Metrix, if any, or as required by Applicable Law.

4.25  Data Protection Matters.

(a)  Ai Metrix has not received notice of any existing or pending, and to the knowledge of Ai Metrix there is no threatened, Action against Ai Metrix by or before any court or Governmental Authority under any Data Protection Law (as defined below). Ai Metrix has never instituted a policy with respect to, or taken steps to comply with or protect Personal Data (as defined below) as required under, any Data Protection Law.

(b)  As used in this Agreement, the term “Data Protection Laws” means all federal, state, local or foreign laws, statutes, orders, rules, regulations, policies or guidelines, or judgments, decisions or orders entered by any Governmental Authority, relating to Personal Data.

(c)  As used in this Agreement, the term “Personal Data” means any and all information that Ai Metrix maintains or otherwise processes that relates to an identified or identifiable natural person, including employees, stockholders, customers, customers of customers, vendors, contractors, and other business partners of Ai Metrix, and any employees of or contractors to any of the foregoing.

4.26  Foreign Corrupt Practices Act.

(a)  Ai Metrix has not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

(i)  an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

(ii)  any political party or official thereof;

(iii)  any candidate for political or political party office; or

(iv)  any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity listed in clauses (i) -  (iii) above.

(b)  Ai Metrix maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management’s directives.

(c)  No product sold or service provided by Ai Metrix has been directly or, to the knowledge of Ai Metrix, indirectly sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

4.27  Government Contracts. With respect to any Contract with any Governmental Authority, whether entered into by Ai Metrix as a prime contractor or subcontractor, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation by any Governmental Authority, (b) suspension or debarment proceeding (or equivalent proceeding) against Ai Metrix, (c) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (d) dispute between Ai Metrix or any prime contractor of Ai Metrix and a Governmental Authority which has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed US$25,000, (e) claim or request for equitable adjustment by Ai Metrix or any prime contractor of Ai Metrix against a Governmental Authority in excess of US$25,000, or (f) to the knowledge of Ai Metrix, any claim or assertion by a Governmental Authority that Ai Metrix or any prime contractor of Ai Metrix may have violated applicable rules regarding conflicts of interest or statutes, rules or regulations regarding the integrity of the purchase process.

4.28  Relations with Governments. Neither Ai Metrix, nor any director or officer of Ai Metrix, nor, to the knowledge of Ai Metrix, any agent or employee of Ai Metrix, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation.

4.29  No Existing Discussions. As of the date of this Agreement, Ai Metrix is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an acquisition of a controlling interest in Ai Metrix or a substantial portion of the assets of Ai Metrix.

4.30  Review of SYS SEC Documents. Each Majority Stockholder has reviewed the SYS SEC Documents and has received from SYS any additional information which he, she or it has requested in connection with the execution, delivery, and performance of this Agreement. Each Majority Stockholder, by reason of his, her or its business or financial experience, has the capacity to protect his, her or its own interests in connection with the transactions described in this Agreement, provided that the foregoing shall not mitigate or reduce any liability of SYS or Merger Sub arising out of any breach by SYS or Merger Sub of the representations and warranties set forth in Article III or any other provision of this Agreement.

4.31  Interested Party Transactions. No officer or director of Ai Metrix nor, to the knowledge of Ai Metrix, any person related by blood or marriage or other person in which any such person has or has had an interest, has directly or indirectly (a) any interest in any entity that furnished or sold, or furnishes or sells, services or products that Ai Metrix furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to Ai Metrix any goods or services, or (c) any beneficial interest in any contract, agreement, or commitment of Ai Metrix; provided, however, that ownership of no more than 2.5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 4.31. Section 4.31 of the Ai Metrix Disclosure Schedule contains a description of all indebtedness which currently exists between Ai Metrix and any stockholder, director, or officer of Ai Metrix.

4.32 No Other Warranties. There are no representations and warranties made by SYS or Merger Sub other than the representations and warranties set forth in Article III and in the other documents and instruments delivered by SYS on the date hereof or at the Closing. Ai Metrix and the Ai Metrix Stockholders are not relying upon any representations or warranties other than the representations and warranties set forth in Article III of this Agreement and in the other documents and instruments delivered by SYS on the date hereof or at the Closing.

ARTICLE V
COVENANTS OF THE PARTIES

5.1  Mutual Covenants.

(a)  Reasonable Efforts; Notification. Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (C) in the case of Ai Metrix, the obtaining of all consents, approvals or waivers from third parties set forth in Section 4.5 of the Ai Metrix Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, none of the parties shall be required to waive any of the conditions of the Merger set forth in Article VI as they apply to such party.

(b)  Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release and shall be issued upon the mutual agreement of the parties, on or after the date of this Agreement. SYS and Ai Metrix shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of SYS with any national securities exchange or national securities quotation system. In addition to the foregoing, neither SYS nor Ai Metrix shall issue any press release or otherwise make any public statement or disclosure concerning non-public information relating to the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, or except as required by Applicable Law.

(c)  Notices of Certain Events. Each party hereto shall promptly notify the other parties in writing of:

(i)  the receipt by such party or any of such party’s subsidiaries of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)  subject to any applicable legal restrictions, the receipt by such party or any of such party’s subsidiaries of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)  such party’s obtaining knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting any of the other parties hereto, as the case may be, or, with respect to SYS or Ai Metrix, any of their respective subsidiaries, which relate to the consummation of the transactions contemplated by this Agreement; and

(iv)  such party’s obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(d)  Notification. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the Ai Metrix Disclosure Schedule, Ai Metrix shall promptly deliver to SYS a written statement specifying such change. Such delivery will not affect any rights of any party under any other provision of this Agreement. During the same period, each party shall promptly notify the other parties in writing if such party becomes aware of the occurrence of any breach of any covenant of such party in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.

5.2  Covenants of SYS.

(a)  Employees and Employee Benefits. From and after January 1, 2007, each continuing Ai Metrix employee shall be entitled to participate in all SYS employee benefit plans and incentive plans in a manner and to the extent consistent with their position. From and after the Effective Time, SYS shall, to the extent the necessary records are reasonably available to it, treat all service by Ai Metrix employees with Ai Metrix (or any predecessor thereto) prior to the Effective Time for all purposes as service with SYS (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service).

(b)  SYS Stockholders Meeting.

(i)  If the Earnout Consideration is required to be paid under Section 2.5, SYS shall duly call, give notice of, convene and hold a special or annual meeting of SYS stockholders (the “SYS Stockholders Meeting”) as soon as reasonably practicable to seek the SYS Stockholder Approval. In connection with the SYS Stockholders Meeting, the Board of Directors of SYS shall recommend that the stockholders of SYS vote in favor of the SYS Stockholder Approval; provided, however, that the SYS Board may withdraw, modify or amend such recommendation if the SYS Board determines in good faith that failure to take such actions would violate or conflict with its fiduciary duties under Applicable Law.

(ii)  In connection with the foregoing, SYS shall within thirty (30) days after the EBITDA Determination Date prepare and file with the Commission a preliminary proxy statement relating to the SYS Stockholder Approval necessary for the issuance of the Earnout Consideration (as amended or supplemented from time to time, the “Proxy Statement”). Each of SYS and the Surviving Corporation shall furnish all information that is required to be included in the Proxy Statement in connection with the SYS Stockholder Approval contemplated by this Agreement. To the extent any information specifically regarding the Majority Stockholders is required to be included in such Proxy Statement, each Majority Stockholder shall furnish such information about itself. Each of SYS and the Surviving Corporation shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the Commission with respect to the Proxy Statement, and SYS shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to SYS’s stockholders as promptly as reasonably practicable after the Commission clears the Proxy Statement. SYS shall promptly notify the Stockholder Representative upon the receipt of any comments from the Commission or its staff or any request from the Commission or its staff for amendments or supplements to the Proxy Statement and shall provide the Stockholder Representative with copies of all correspondence between it and its representatives, on the one hand, and the Commission and its staff, on the other hand, relating to the Proxy Statement. If at any time, any information relating to SYS, Merger Sub or the Surviving Corporation or any of their respective affiliates, officers or directors, should be discovered by SYS or the Surviving Corporation which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, SYS shall promptly notify the Stockholder Representative, and an appropriate amendment or supplement describing such information shall be filed with the Commission and, to the extent required by applicable law, disseminated to the stockholders of SYS. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), SYS shall provide the Stockholder Representative a reasonable opportunity to review and comment on the Proxy Statement (at the Stockholder Representative’s cost and expense) and shall consider in good faith for inclusion in the Proxy Statement comments reasonably and promptly proposed by the Stockholder Representative.

(iii)  The Proxy Statement filed by SYS will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. SYS hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement furnished by SYS will, in the case of the Proxy Statement, at the date it is first mailed to SYS’s stockholders or at the time of the SYS Stockholders Meeting or at the time of any amendment or supplement thereof, or at the date it is first filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Majority Stockholders hereby covenants and agrees that none of the information furnished by such Majority Stockholder regarding itself pursuant to Section 5.2(b)(ii) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)  Registration.

(i)  If at any time prior to the registration of the Registrable Securities (as defined below) under Section 5.2(c)(iii) SYS proposes to file a registration statement with respect to SYS Common Stock under the Securities Act in a primary registration on behalf of SYS or in a secondary registration on behalf of holders of such securities, other than a registration statement relating to employee benefit plans or corporate reorganizations or other transactions covered by Rule 145 promulgated under the Securities Act or a registration on any registration form that does not permit secondary sales, SYS shall give written notice as soon as practicable, but not later than fifteen (15) business days prior to the proposed filing date of the registration statement, to the Stockholder Representative of its intention to file such registration statement and shall offer to include in such registration statement such number of outstanding shares of SYS Common Stock issued pursuant to this Agreement as part of the Merger Consideration and Earnout Consideration, if any (collectively, the “Registrable Securities”), with respect to which SYS has received a written request from the Ai Metrix Stockholders for inclusion therein within ten (10) business days after the receipt by the Stockholder Representative of notice from SYS. All registrations requested pursuant to this Section 5.2(c)(i) are referred to herein as “Piggyback Registrations.”

(ii)  If a Piggyback Registration involves an underwriting, SYS shall so advise the Stockholder Representative as a part of the written notice given pursuant to Section 5.2(c)(i). In such event, the right of an Ai Metrix Stockholder to participate in that Piggyback Registration shall be conditioned upon such Ai Metrix Stockholder’s participation in such underwriting. Each such Ai Metrix Stockholder shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by SYS, but each such Ai Metrix Stockholder shall be entitled to withdraw its Registrable Securities from such registration prior to its effective date in the event that such Ai Metrix Stockholder shall disapprove of any of the terms of the related underwriting agreement. If the underwriter(s) for the offering being registered by SYS shall determine in good faith and advise SYS that in its/their opinion the number of Registrable Securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting the distribution of such securities by SYS, SYS shall include in such registration (A) first, the securities that SYS proposes to sell, if any, (B) second, the securities with demand registration rights requesting such registration, if any, (C) third, to the extent possible, the Registrable Securities requested to be included in such registration, apportioned pro rata among the holders of such securities, and (D) fourth, to the extent possible, any other securities with piggyback registration rights requesting to be included therein.

(iii)  To the extent not previously registered under Section 5.2(c)(i), SYS shall use its commercially reasonable efforts to prepare and, within sixty (60) days after the (A) the SYS Stockholders Meeting (if the Earnout Consideration is required to be paid under Section 2.5) or (B) the EBITDA Determination Date (if the Earnout Consideration is not required to be paid under Section 2.5), as applicable, file with the Commission a registration statement on any appropriate form covering the resale of all outstanding Registrable Securities. SYS shall use commercially reasonable efforts to have the registration statement declared effective by the Commission as soon as reasonably practicable after such filing.

(iv)  SYS shall (A) prepare and file with the Commission and promptly notify the Ai Metrix Stockholders of the filing of any amendment or supplement to such registration statement or prospectus as may be necessary to correct any statement therein or omission therefrom if, at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, any event with respect to SYS shall have occurred as a result of which any prospectus would include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; (B) prepare and file with the Commission such amendments and supplements to such registration statement or prospectus as may be necessary to keep such registration statement or prospectus effective until the earlier of (x) the date on which all securities covered by such Registration Statement have been disposed of and (y) one hundred eighty (180) days after the effective date of such registration statement, and comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such registration statement during such effective period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; (C) in case the Ai Metrix Stockholders are required to deliver a prospectus, promptly prepare such amendment or amendments to such registration statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act; (D) advise the Ai Metrix Stockholders promptly after SYS shall receive notice or obtain knowledge of the issuance of any stop order by the Commission suspending the effectiveness of any such registration statement or amendment thereto or of the initiation or threatening of any proceedings for that purpose, and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; (E) use commercially reasonable efforts to qualify such Registrable Securities for sale under the securities or “blue sky” laws of such states within the United States as the Ai Metrix Stockholders may reasonably designate, except that SYS shall not be required in connection therewith or as a condition thereto to qualify to do business in any such state or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject; (F) furnish to the Ai Metrix Stockholders, as soon as available, copies of any such registration statement and each preliminary and final prospectus, or supplement or amendment required to be prepared with respect thereto, all in such quantities as they may from time to time reasonably request; and (G) cooperate with the holders of Registrable Securities to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold under such registration, and enable such Registrable Securities to be in such denominations and registered in such names as such holders may reasonably request.

(v)  The Ai Metrix Stockholders agree that, upon receipt of any notice from SYS of the happening of any event of the kind described in Section 5.2(c)(iv)(A), they will forthwith discontinue the disposition of the Registrable Securities until they have received copies of the supplemented or amended prospectus contemplated by Section 5.2(c)(iv)(A), or until the Ai Metrix Stockholders are advised in writing by SYS that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by SYS, the Ai Metrix Stockholders will deliver to SYS all copies, other than permanent file copies, then in the Ai Metrix Stockholders’ possession of the prospectus covering the Registrable Securities current at the time of receipt of such notice; provided that the obligations of SYS under Section 5.2(c)(iv) with respect to maintaining any registration statement current and effective shall be extended by a period of days equal to the period such suspension is in effect.

(vi)  The Ai Metrix Stockholders shall furnish information to SYS concerning the Ai Metrix Stockholders’ holdings of securities of SYS and the proposed method of sale or other disposition of the Registrable Securities and such other information and undertakings relating to the Ai Metrix Stockholders as shall be reasonably required in connection with the preparation and filing of any registration statement and any amendments thereto covering all or part of the Registrable Securities in order to assist SYS in complying with the Securities Act and the Exchange Act. The Ai Metrix Stockholders further agree to enter into such undertakings and take such other action relating to the conduct of the proposed offering that SYS may reasonably request as being necessary to assist SYS in complying with the federal and state securities laws or otherwise to effectuate the offering and sale of the Registrable Securities hereunder by the Ai Metrix Stockholders, so long as such undertakings and actions would not materially reduce the benefit of such offering and sale to the Ai Metrix Stockholders. The failure of any Ai Metrix Stockholder to furnish any information or documents or take any actions in accordance with the foregoing shall not affect the obligations of SYS under this Section 5.2(c) to any remaining sellers who furnish such information and documents or take such actions.

(vii)  SYS shall pay all registration expenses incident to the registration of the Registrable Securities, including all registration and filing fees, fees and expenses of complying with securities or blue sky laws, word processing, duplicating and printing expenses, and fees and expenses of counsel for SYS and of its independent public accountants. With respect to sales of Registrable Securities, the Ai Metrix Stockholders shall pay all underwriting discounts and commissions and fees, and all expenses of any separate legal counsel retained by or on behalf of any or all of the Ai Metrix Stockholders, if any.

(d)  Director and Officer Liability.

(i)  Ai Metrix shall, prior to the Closing, exercise the six (6) year tail on the directors’ and officers’ liability insurance policy currently maintained by Ai Metrix, which exercise shall cause the persons currently serving as officers and directors of Ai Metrix to be covered for a period of no less than six (6) years following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that the cost for such insurance for such six (6)-year period shall not exceed US$25,000 in the aggregate. After the Closing and for a period of six years thereafter, the Surviving Corporation and SYS agree to maintain such policy in effect (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy).

(ii)  In the event that the Surviving Corporation, SYS or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation or SYS, as applicable, assume the obligations set forth in this Section 5.2(d).

(iii)  In addition to the foregoing, all rights to indemnification existing in favor of those Persons who are directors and officers of Ai Metrix as of the date of this Agreement (the “Indemnified Officers”) for their acts and omissions occurring prior to the Effective Time, as provided in the Ai Metrix Certificate and Ai Metrix Bylaws (as in effect on the date of this Agreement, which shall be the forms disclosed by Ai Metrix to SYS prior to the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six (6) years following the Effective Time. During such period, the Surviving Corporation shall not, and SYS shall not cause the Surviving Corporation to, amend such provisions of the Surviving Corporation’s Certificate of Incorporation and Bylaws in a manner that would adversely effect the rights of such Indemnified Officers.

(iv)  The provisions of this Section 5.2(d) are intended to be for the benefit of, and shall be enforceable by, the directors and officers covered by the policy described in clause (i) above.

5.3  Covenants of Ai Metrix and the Ai Metrix Stockholders.

(a)  Conduct of Ai Metrix’s Operations. During the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, and except as may otherwise be agreed in writing by the parties, Ai Metrix shall conduct its operations in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization and its rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, Ai Metrix shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or with the prior written consent of SYS:

(i)  do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Ai Metrix options that are outstanding as of the date hereof), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, provided, however, that Ai Metrix is hereby expressly permitted to take all lawful actions necessary in order to (x) cause all outstanding options to be exercised or cancelled, (y) cause all outstanding warrants to be exercised or cancelled and (z) cause any outstanding convertible debt instruments to become non-convertible;

(ii)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business consistent with past practice;

(iii)  adopt or propose any changes in the Ai Metrix Certificate or the Ai Metrix Bylaws;

(iv)  merge or consolidate with any other person;

(v)  acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

(vi)  make any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation, become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

(vii)  create any subsidiaries;

(viii)  enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice (provided past practices shall not be deemed to include actions taken in connection with the Merger) or grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of Ai Metrix or grant, re-price any Ai Metrix options or warrants or other equity-based awards, other than increases in the ordinary course of business consistent with past practice;

(ix)  enter into, adopt or amend any Ai Metrix Plan, except as may be required by Applicable Law;

(x)  take any action that could give rise to severance benefits payable to any officer or director of Ai Metrix as a result of consummation of the transactions contemplated by this Agreement;

(xi)  change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Ai Metrix’s regular independent accountants;

(xii)  settle any Actions, whether now pending or hereafter made or brought other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent Ai Metrix financial statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business;

(xiii)  modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in Section 4.15 of the Ai Metrix Disclosure Schedule;

(xiv)  enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

(xv)  write up, write down or write off the book value of any assets, except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

(xvi)  incur or commit to any capital expenditures;

(xvii)  make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

(xviii)  take any other action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

(xix)  enter into or carry out any other material transaction other than in the ordinary and usual course of business;

(xx)  permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

(xxi)  make or revoke any Tax election, file any amended Tax Return, or settle any audit or other proceeding with any Tax authority;

(xxii)  enter into any agreement to purchase, or to lease for a term in excess of one year, any real property; or

(xxiii)  agree in writing or otherwise to take any of the foregoing actions;

provided, however, that, notwithstanding anything set forth in this Section 5.3(a) to the contrary, during the period from the date of this Agreement to the Closing, Ai Metrix shall be entitled to (i) purchase the insurance described in Section 5.2(d), (ii) pay all transaction expenses incurred in connection with this Agreement and the transactions contemplated hereby, and (iii) set aside US$25,000 in the aggregate for the payment of any expenses incurred by the Stockholder Representative in connection with its duties described herein and in the Voting Agreement and the Escrow Agreement, and the transactions contemplated hereby and thereby.

(b)  Access to Information; Confidentiality. Upon reasonable notice, Ai Metrix shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of SYS reasonable access during normal business hours, during the period prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as SYS may reasonably request and, during such period, Ai Metrix shall furnish promptly to SYS (i) a copy of each report, schedule, and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which Ai Metrix is not permitted to disclose under Applicable Laws), and (ii) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as SYS may reasonably request. SYS shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between SYS and Ai Metrix. SYS shall use commercially reasonable efforts to minimize disruption to the business of Ai Metrix which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated.

(c)  No Solicitation. Until the consummation of the Merger or the termination of this Agreement:

(i)  Ai Metrix will not, and will not permit or cause any subsidiary or any of the directors or officers of Ai Metrix or any subsidiary, and will direct Ai Metrix’s employees, agents and representatives not to, directly or indirectly, solicit, initiate, encourage, or furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may be reasonably expected to lead to, the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, or similar transaction involving, or any purchase of 10% or more of the assets or any equity of, Ai Metrix or any subsidiary or any other business combination other than the transactions contemplated by this Agreement (any such proposal or offer, an “Acquisition Proposal”).

(ii)  Ai Metrix will not, and will not permit or cause any subsidiary or any of the officers or directors of it or any subsidiary to, and shall direct its and such subsidiary’s employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether such Acquisition Proposal arises or has arisen before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

(iii)  Ai Metrix will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding Ai Metrix provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. Ai Metrix will notify SYS immediately if any such inquiries, proposals, or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers.

(d)  Release. Each Majority Stockholder (who for purposes of this Section 5.3(d) shall be referred to as a “Releasor”) on behalf of Releasor and Releasor’s successors, heirs, and assigns, hereby fully and forever releases and discharges Ai Metrix and SYS and their respective successors, heirs, and assigns, and their respective subsidiaries, affiliates, officers, directors, agents, representatives, employees and attorneys from any and all claims, demands, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature (collectively, “Claims”) in law, equity or otherwise, past, present or future, known or unknown, suspected or unsuspected, from the beginning of time through and until the execution of this Agreement arising out of such Releasor’s capacity as a stockholder of Ai Metrix, excepting only (i) any Claims arising out of this Agreement and enforcement thereof and (ii) Claims for indemnification and/or contribution made, asserted or sought by any officer or director of Ai Metrix to which such officers and directors are entitled under the liability insurance and indemnification provisions provided for in Section 5.2(d) hereof.

(i)  Each Releasor acknowledges that there is a possibility that subsequent to the execution of this Agreement, he or she will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by such Releasor at that time may have materially affected such Releasor’s decision to execute this Agreement. Each Releasor acknowledges and agrees that by reason of this Section 5.3(d), he or she is assuming any risk of such unknown facts and such unknown and unsuspected claims.

(ii)  Each Releasor has been advised of the existence of Section 1542 of the California Civil Code (“Section 1542”), which provides:

(A)  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(iii)  Notwithstanding such provisions, this Section 5.3(d) shall constitute a full release in accordance with its terms. Each Releasor hereby knowingly and voluntarily waives the provisions of Section 1542, as well as any other statute, law or rule of similar effect.

(e)  Transaction Expenses

. At least two (2) business days prior to the Closing Date, Ai Metrix shall provide to SYS an estimated itemized list of all fees, costs and expenses that have been incurred or that are to be incurred by Ai Metrix in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including any fees, costs or expenses payable to Ai Metrix’s outside legal counsel or to any financial advisor, accountant or other person who performed services for or on behalf of Ai Metrix, or who is otherwise entitled to any compensation from Ai Metrix in connection with this Agreement or any of the transactions contemplated by this Agreement (collectively, the “Transaction Expenses”). Ai Metrix shall pay the Transaction Expenses prior to the Closing, but, in accordance with Section 2.5, payment of such Transaction Expenses shall not be taken into account in any calculation of EBITDA upon which the Earnout Consideration will be determined.

ARTICLE VI
CONDITIONS

6.1  Conditions to the Obligations of Each Party. The obligations of SYS, Merger Sub, Ai Metrix and the Majority Stockholders to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a)  No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and no Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by SYS, Ai Metrix or any of their respective subsidiaries of any material portion of the Business.

(b)  There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to impose limitations on the ability of SYS to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Ai Metrix, or (iii) seeking to prohibit or limit the ownership or operation by SYS, Ai Metrix or any of their respective subsidiaries of any material portion of the Business.

6.2  Conditions to Obligations of Ai Metrix and the Majority Stockholders. The obligations of Ai Metrix and the Majority Stockholders to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Ai Metrix:

(a)  Each of the representations and warranties of SYS and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date).

(b)  Each of SYS and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c)  Each of SYS and Merger Sub shall have furnished the Majority Stockholders with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)  SYS shall have furnished the Majority Stockholders with a certificate dated the Closing Date signed on behalf of it by the Secretary of SYS certifying the attached copies of (i) SYS’s Board resolutions authorizing the transactions contemplated hereby and recommending the SYS Stockholder Approval, (ii) the SYS Articles, certified by the California Secretary of State, and (iii) the SYS Bylaws.

(e)  Since the date of this Agreement, there shall not have been any Material Adverse Effect on SYS.

(f)  SYS shall have delivered to Ai Metrix and the Majority Stockholders:

(i)  the Voting Agreement, duly executed by the stockholders of SYS required to be party thereto;

(ii)  the Escrow Agreement, duly executed by SYS; and

(iii)  an Employment Agreement with Phil Carrai, in the form attached hereto as Exhibit D, duly executed by SYS.

(g)  The board of directors of SYS shall have adopted resolutions effective as of, and subject to, the Effective Time (i) fixing the number of members of the board of directors of SYS at nine (9) members and (ii) approving the appointment of Phil Trahanas to fill the vacancy on the board of directors of SYS.

6.3  Conditions to Obligations of SYS and Merger Sub. The obligations of SYS and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by SYS:

(a)  Each of the representations and warranties of Ai Metrix contained in this Agreement shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date).

(b)  Ai Metrix shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Effective Time.

(c)  Ai Metrix shall have furnished SYS with an officer’s certificate dated the Closing Date to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)  Ai Metrix shall have furnished SYS with a certificate dated the Closing Date signed on behalf of them by the Secretary of Ai Metrix certifying the attached copies of (i) Ai Metrix’s Board and stockholder resolutions authorizing the transactions contemplated hereby, (ii) the Ai Metrix Certificate, certified by the Delaware Secretary of State, and (iii) the Ai Metrix Bylaws.

(e)  Since the date of this Agreement, there shall not have been any Material Adverse Effect on Ai Metrix.

(f)  All consents, approvals and waivers set forth in Section 4.5 of the Ai Metrix Disclosure Schedule shall have been obtained by Ai Metrix or waived by SYS.

(g)  Each outstanding option or warrant to acquire, and each issued note or other security (other than Ai Metrix Preferred Stock) convertible into, Ai Metrix Capital Stock, whether or not exercisable, vested or converted, shall have been exercised or cancelled prior to the Closing Date, so that as of the Effective Time no person shall have any options, warrants, or other rights to buy, or convert into, any securities of the Surviving Corporation.

(h)  The individuals listed on Schedule 2 shall have executed and delivered mutually acceptable non-competition agreements with SYS.

(i)  Ai Metrix shall have furnished SYS with an opinion of Bingham McCutchen LLP, counsel to Ai Metrix, dated as of the Closing Date, in form and substance reasonably satisfactory to SYS covering the matters set forth on Exhibit E hereto.

(j)  SYS shall have received written acknowledgments pursuant to which each of Ai Metrix’s outside legal counsel and any financial advisor, accountant or other person who performed services for or on behalf of Ai Metrix, or who is otherwise entitled to any compensation from Ai Metrix, in connection with this Agreement or any of the transactions contemplated hereby, acknowledges: (i) the total amount of Transaction Expenses as of the Closing Date payable to such person in connection with the foregoing or otherwise; and (ii) that, upon receipt of the amount described in clause (i) above, it will have been paid in full and will not be owed any other amount by Ai Metrix with respect to the foregoing. Ai Metrix shall have paid such amount on or prior to the Closing Date and shall provide SYS evidence reasonably satisfactory in respect thereof.

(k)  SYS shall have received from Ai Metrix a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation section 1.897-2(h) and in form and substance reasonably satisfactory to SYS (“FIRPTA Certificate”) along with the written authorization for SYS to deliver such FIRPTA Certificate to the Internal Revenue Service on behalf of Ai Metrix upon the closing of the Merger.

(l)  Phil Carrai shall have duly executed and delivered the Employment Agreement with SYS in the form attached hereto as Exhibit D.

(m)  The Stockholder Representative and the Escrow Agent hall have duly executed and delivered the Escrow Agreement in the form attached hereto as Exhibit C.

(n)  SYS shall have received from each holder of shares of Ai Metrix Capital Stock a validly executed Form W-8 and/or Form W-9 as requested by SYS.

ARTICLE VII
STOCKHOLDER REPRESENTATIVE

7.1  Election and Replacement. Victor E. Parker is hereby appointed by the Majority Stockholders as the Stockholder Representative. Ai Metrix Stockholders holding a majority of the voting power of the Ai Metrix Capital Stock outstanding immediately prior to the Effective Time (a “Majority”) may, from time to time upon written notice to the Stockholder Representative and SYS, remove the Stockholder Representative (including any appointed by SYS) or appoint a new Stockholder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Stockholder Representative. Furthermore, if the Stockholder Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Stockholder Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Stockholder Representative within thirty (30) days from a request by SYS to appoint a successor Stockholder Representative, SYS shall have the right to appoint a Stockholder Representative to fill any vacancy so created from the directors of Ai Metrix prior to the Merger, and shall advise the Stockholders of such appointment by written notice. A copy of any appointment by the Majority of any successor Stockholder Representative shall be provided to SYS promptly after it shall have been effected.

7.2  Authority.

(a)  The Stockholder Representative shall be authorized to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an “Instrument”) which the Stockholder Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of Ai Metrix, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his rights and obligations hereunder. Any party receiving an Instrument from the Stockholder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

(b)  Ai Metrix shall pay the expenses of the Stockholder Representative up to US$25,000 in the aggregate and the Majority Stockholders (other than Phil Carrai) shall pay any and all expenses of the Stockholder Representative in excess of such amount, pro rata among such Majority Stockholders (other than Phil Carrai) based on the amount of Merger Consideration received by such Majority Stockholders (other than Phil Carrai). Notwithstanding the foregoing, except in the case of an indemnity claim described in the last sentence of this Section 7.2(b), the Stockholder Representative shall not incur any expenses in excess of the initial US$25,000 without the written consent of the other Majority Stockholders (other than Phil Carrai); provided that, if the Stockholder Representative does not receive any such consent, the Majority Stockholders agree that the Stockholder Representative does not have any obligation to proceed with the contemplated actions. The Majority Stockholders (other than Phil Carrai) agree to indemnify the Stockholder Representative, pro rata among such Majority Stockholders based on the amount of Merger Consideration received by such Majority Stockholders, for any loss, liability or cost, including attorneys’ fees, incurred by the Stockholder Representative in such capacity as a result of any claim brought against the Stockholder Representative in such capacity by any Ai Metrix Stockholder or any other third party, except to the extent that such claim arises out of the Stockholder Representative’s willful misconduct or gross negligence.

(c)  Without limiting the foregoing, the Stockholder Representative shall have the power (i) to bring, defend, resolve and settle any claim made pursuant to Article IX and the Escrow Agreement, (ii) to agree to, negotiate, enter into settlements and compromises of, to bring suit or seek arbitration and to comply with orders of courts and awards of arbitrators with respect to such claims, (iii) to negotiate, resolve and settle all matters relating to the EBITDA Calculations, including, without limitation, to take any actions determined by the Stockholder Representative to be necessary under Section 2.5 of this Agreement, (iv) to represent the Ai Metrix Stockholders with respect to all matters arising under this Agreement, the Escrow Agreement, any amendment thereto and any related agreements and (v) to take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing, including, without limitation, pursuant to this Agreement, the Escrow Agreement or otherwise. All actions taken by the Stockholder Representative under this Agreement and the Escrow Agreement shall be binding as if expressly confirmed and ratified in writing by the Ai Metrix Stockholders.

(d)  The Stockholder Representative shall incur no liability to SYS, Merger Sub or any Ai Metrix Stockholder with respect to any action or inaction taken by the Stockholder Representative, except its own willful misconduct or gross negligence, nor any other action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized.

7.3  No Liability of SYS. Neither SYS nor the Surviving Corporation shall have any liability to the Stockholder Representative or to any of the Ai Metrix Stockholders or otherwise arising out of the acts or omissions of the Stockholder Representative or any disputes among the Ai Metrix Stockholders or with the Stockholder Representative. SYS may rely entirely on its dealings with, and notices to and from, the Stockholder Representative to satisfy any obligations it might have under this Agreement and the Escrow Agreement that expressly contemplate dealings with the Stockholder Representative. The Ai Metrix Stockholders shall indemnify SYS and Merger Sub for any damages suffered, including, but not limited to, attorneys’ fees and other costs, as a result of SYS or Merger Sub’s good faith reliance on the acts or omissions of the Stockholder Representative.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1  Termination. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time:

(a)  by mutual written consent of SYS, Merger Sub and Ai Metrix;

(b)  by SYS or Ai Metrix:

(i)  if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining SYS or the Ai Metrix Stockholders from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used commercially reasonable efforts to prevent the entry of and to remove such impediment to the Merger; or

(ii)  if the Merger shall not have been consummated before October 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

(c)  by SYS if Ai Metrix has breached any of its representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3(a) could not be satisfied;

(d)  by SYS if there has been a Material Adverse Effect with respect to Ai Metrix;

(e)  by Ai Metrix if SYS and Merger Sub shall have breached any of their representations and warranties in Article III of this Agreement and as a result thereof, the condition set forth in Section 6.2(a) could not be satisfied; or

(f)  by Ai Metrix if there has been a Material Adverse Effect with respect to SYS.

8.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the second sentence of Section 5.3(b), shall become void and have no effect, without any liability on the part of any party or such party’s directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

ARTICLE IX
GENERAL SURVIVAL; INDEMNIFICATION

9.1  Survival of Representations and Warranties.

(a)  The representations and warranties made herein by Ai Metrix shall survive until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the date that is 15 months following the Closing Date (the “Cut-Off Date”); provided, however, that the representations and warranties in Section 4.11 shall survive for a period equal to the relevant statute of limitations (including any extensions thereof), and the representations and warranties in Sections 4.4(a) and (b) shall survive until the second anniversary of the Closing, and any claims alleging fraud or willful misrepresentation, shall survive indefinitely (each of the representations and warranties set forth in Sections 4.11, 4.4(a) and 4.4(b) being referred to herein as the “Special Representations”).

(b)  The representations and warranties made herein by SYS shall survive until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the Cut-Off Date; provided, however, that the representations and warranties in Sections 3.6(a) and 3.6(b) shall survive until the second anniversary of the Closing, the representations and warranties in Section 3.6(c) shall survive for a period equal to the relevant statute of limitations, and any claims alleging fraud or willful misrepresentation shall survive indefinitely.

(c)  This Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

(d)  Notwithstanding any right of SYS to investigate the affairs of Ai Metrix or of Ai Metrix and the Ai Metrix Stockholders to investigate the affairs of SYS, SYS shall have the right to rely fully upon the representations, warranties, covenants and agreements of Ai Metrix and the Ai Metrix Stockholders contained in this Agreement, or in any instrument required to be delivered pursuant to this Agreement, and Ai Metrix and the Ai Metrix Stockholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of SYS contained in this Agreement or in any such instrument. No information or knowledge obtained by a party hereto in an investigation conducted by such party shall affect or be deemed to modify any representation or warranty of any other party contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The right to indemnification contained in this Article IX, or to any other remedy based on a breach of the representations, warranties, covenants and obligations of another party, will not be affected by any investigation conducted by a party with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, about an accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of any other party.

9.2  Indemnification.

(a)  General.

(i)  The Ai Metrix Stockholders shall severally, but not jointly, indemnify, save and hold harmless SYS and its subsidiaries and affiliates, and their respective officers, directors, attorneys, agents, employees and other representatives (collectively, the “SYS Indemnified Parties”), from and against any and all costs, losses (including diminution in value), liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (“Damages”), incurred in connection with, arising out of, resulting from or incident to: (A) any breach of any representation or warranty or the inaccuracy of any representation or warranty made by Ai Metrix in this Agreement; and (B) any breach of any covenant or agreement made by Ai Metrix or any Ai Metrix Stockholder in this Agreement. Subject to the limitations set forth in this Article IX, the obligations of each Ai Metrix Stockholder under this Agreement, including, without limitation, the indemnity obligations under this Section 9.2(a)(i), shall at no time exceed the lesser of (A) the value (based on the SYS Average Price) of 20% of the Merger Consideration received by such Ai Metrix Stockholder at the Closing and (B) the value (based on the average closing price of SYS Common Stock on the principal national securities exchange or principal national securities quotation system on which the SYS Common Stock is then listed over the ten (10) consecutive trading days immediately preceding the date of disbursement by the Escrow Agent (the “SYS Average Escrow Price”)) of such Ai Metrix Stockholder’s portion of the aggregate Escrow Consideration, except for indemnity obligations arising out of a breach of the Special Representations, in which cases the indemnity obligation of each Ai Metrix Stockholder shall at no time exceed the Merger Consideration (where each share of SYS Common Stock shall be deemed to have a value equal to the SYS Average Price), plus any Earnout Consideration (where each share of SYS Common Stock shall be deemed to have a value equal to the SYS Average Earnout Price), if any, received by such Ai Metrix Stockholder, minus any amounts previously paid with respect to such Ai Metrix Stockholder in respect of indemnity obligations, and minus the Clawback Consideration, if any, received by SYS that is allocable to such Ai Metrix Stockholder as set forth on Schedule 1. The indemnification obligation of each Ai Metrix Stockholder shall be only for its pro rata portion of Damages, based on the percentages set forth on Schedule 1.

(ii)  SYS and the Surviving Corporation shall, jointly and severally, indemnify, save and hold harmless Ai Metrix and the Ai Metrix Stockholders and each of their subsidiaries and affiliates, and their respective officers, directors, attorneys, agents, employees and other representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (A) any breach of any representation or warranty or the inaccuracy of any representation or warranty made by SYS or Merger Sub in this Agreement; and (B) any breach of any covenant or agreement made by SYS or Merger Sub in this Agreement. The indemnity obligations of SYS and the Surviving Corporation under this Section 9.2(a)(ii) shall at no time exceed the value (based on the SYS Average Price) of 20% of the Merger Consideration; provided, however, that in the event of any breach by SYS or the Surviving Corporation of the covenants, agreements or obligations set forth in Section 2.5(e) or SYS’s failure to pay any Earnout Consideration to which the Ai Metrix Stockholders are due in accordance with Section 2.5(b) or SYS’s failure to authorize the release of any portion of the Clawback Escrow to which the Ai Metrix Stockholders are entitled pursuant to the Escrow Agreement, this limitation on the indemnity obligations of SYS or the Surviving Corporation shall not restrict the Ai Metrix Stockholders (or the Stockholder Representative on their behalf) from seeking the entire amount of Clawback Escrow or Earnout Consideration to which the Ai Metrix Stockholders would otherwise have been entitled pursuant to the Escrow Agreement or Section 2.5(b), respectively, in the absence of such breach or failure.

(iii)  The term “Damages” is not limited to matters asserted by third parties against an indemnified person, but includes Damages incurred or sustained by the indemnified person in the absence of third party claims.

(b)  Procedure for Claims Between Parties. If a claim for Damages is to be made by a party entitled to indemnification hereunder (the “Indemnified Party”), the party claiming such indemnification shall give written notice to the party that is required to indemnify such party hereunder (the “Indemnifying Party”, which notice, in the case of a claim for indemnification against the Ai Metrix Stockholders, shall be given to the Stockholder Representative) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event that may give rise to Damages for which indemnification may be sought under this Section 9.2. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates it was actually materially prejudiced by such failure or to the extent that the Indemnified Party has missed the Cut-Off Date, if applicable, for making such claim. The Indemnifying Party shall be deemed to have accepted the notice of claim and to have agreed to pay the Damages at issue if the Indemnifying Party does not send a notice of disagreement to the Indemnified Party within fifteen (15) business days after receiving the notice of claim. In the case of a disputed claim, the parties shall use commercially reasonable efforts to resolve the matter internally on an expeditious basis and in any event within thirty (30) days after the notice is received by the Indemnifying Party or the Stockholder Representative, as applicable.

(c)  Defense of Third-Party Claims.  If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates it was actually materially prejudiced by such failure or to the extent that the Indemnified Party has missed the Cut-Off Date, if applicable, for making such claim. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of the indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice (and reasonably acceptable to the Indemnified Party) to handle and defend the same unless the named parties to such action or proceeding include both any Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fail to assume the defense of such claim within fifteen (15) days after receipt of the notice of claim by the Indemnifying Party, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

(d)  Limitations.  Notwithstanding anything to the contrary contained herein, the Ai Metrix Stockholders shall not be liable under this Article IX for any Damages until the aggregate amount due any other party or parties entitled to indemnification hereunder exceeds the value (based on the SYS Average Price) of 0.75% of the Merger Consideration (the “Deductible”), in which case the Ai Metrix Stockholders shall be liable for only the amounts in excess of the Deductible; provided, however, that any amounts owed by the Ai Metrix Stockholders to SYS with respect to the Clawback Consideration shall not be subject to any such limitation.

9.3  No Right of Indemnification or Contribution. After the Closing, except to the extent set forth in Section 5.2(d), Ai Metrix shall have no liability to indemnify any Ai Metrix Stockholder on account of the breach of any representation or warranty by Ai Metrix in this Agreement or in any other document or instrument delivered by Ai Metrix on the date hereof or at the Closing, the nonfulfillment of any covenant or agreement of Ai Metrix or any Ai Metrix Stockholder in this Agreement or in any other document or instrument delivered by Ai Metrix on the date hereof or at the Closing, or any fraud or willful misrepresentation of Ai Metrix arising out of this Agreement; and no Ai Metrix Stockholder shall have any right of contribution against Ai Metrix.

9.4  Payments. If the SYS Indemnified Parties are entitled to payment for an indemnification claim hereunder, (i) such payments shall be satisfied first from the Indemnity Escrow and then from the Clawback Escrow, in accordance with the terms of the Escrow Agreement, and (ii) other than in respect of a breach of the Special Representations and except for any non-monetary, equitable relief to which any SYS Indemnified Party may be entitled, the sole and exclusive remedy of the SYS Indemnified Parties and the Surviving Corporation for a breach of this Agreement by Ai Metrix or the Ai Metrix Stockholders (including any indemnification obligation) shall be to make a claim against the Escrow Consideration. The value of any Escrow Consideration to be paid in fulfillment of any indemnification obligation pursuant to this Agreement and the Escrow Agreement shall be determined at the date of disbursement of such Escrow Consideration from the Escrow Account based on the SYS Average Escrow Price. Each Closing Stockholder may, in its sole discretion, satisfy, in whole or in part, its indemnification obligations arising out of a breach of the Special Representations by returning to SYS shares of SYS Common Stock owned beneficially and of record by such Closing Stockholder that were received by such Closing Stockholder in connection herewith (which shares of SYS Common Stock shall, for the purpose of satisfying such indemnification obligation, be valued at the average closing price of SYS Common Stock on the principal national securities exchange or principal national securities quotation system on which the SYS Common Stock is then listed over the ten (10) consecutive trading days immediately preceding the date of such indemnification payment in shares).

9.5  Computation of Damages; Mitigation. SYS and Ai Metrix shall use commercially reasonable efforts to mitigate their respective Damages promptly after incurrence of any such Damages, including by notifying their insurance carriers of any insured loss and filing claims under all applicable insurance policies where appropriate in their reasonable business judgment. If the Ai Metrix Stockholders pay an amount in respect of indemnification, they shall be subrogated to all rights SYS or the Surviving Corporation may have with respect to insurance or to other third parties responsible for the Damages. Damages shall be calculated net of any insurance recovery in respect of the Damages (such insurance recovery excluding any deductible and taking into account any increase in the cost of insurance or associated incremental premiums as a result of such recovery) or tax refund (to the extent such refund relates solely to the Damages or to the payments made pursuant to such Damages) received by any Indemnified Party, and if such amounts are received by an Indemnified Party after the payment of indemnification amounts by the Indemnifying Party, the Indemnified Party shall promptly pay such amount to the Indemnifying Party to the extent the aggregate recovery by the Indemnified Party exceeds the Damages as calculated hereunder.

9.6  Exclusive Remedy. The parties hereto acknowledge and agree that, from and after the Closing, except for any non-monetary, equitable relief to which any Indemnified Party may be entitled, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Article IX, whether such claims are framed in tort, contract or otherwise and each of SYS, Merger Sub, the Surviving Corporation, Ai Metrix, and the Ai Metrix Stockholders hereby expressly waive any and all other rights or causes of action it may have against any other party now or in the future with respect to the subject matter of this Agreement.

9.7  Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable under this Article IX for any consequential, punitive, special, incidental, exemplary or indirect damages.

ARTICLE X
MISCELLANEOUS

10.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice from such party to the other parties hereto):

(a)  if to SYS or Merger Sub:

SYS
5050 Murphy Canyon Road, Suite 200
San Diego, CA 92123
Attention: Michael W. Fink, Secretary
Facsimile: (858) 715-5510

with a copy to:

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Craig M. Garner, Esq.
Facsimile: (858) 523-5450

(b)  if to Ai Metrix:

Ai Metrix, Inc.
11911 Freedom Drive
Reston, VA 20190
Attention: Phil Carrai
Facsimile: (703) 742-6401

with a copy to:

Bingham McCutchen LLP
2020 K Street, NW
Washington, DC 20006
Attention: John J. Klusaritz, Esq.
Facsimile: (202) 373-6001

(c)  if to the Ai Metrix Stockholders or the Stockholder Representative:

to the address(es) set forth on Schedule 3 hereto.

10.2  Interpretation.

(a)  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)  For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect occurs which has or could be reasonably expected to have a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, or financial condition of such party taken as a whole, or a material adverse effect on the ability of such party to timely perform its obligations under this Agreement and the other transaction documents contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(i)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party directly or indirectly arising out of or attributable to any decrease in the market price of shares of SYS Common Stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on SYS);

(ii)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party directly or indirectly arising out of or attributable to (A) conditions, events, or circumstances generally affecting the economy of the United States, or (B) the general state of industries and market sectors in which such party operates; provided in each case that the change or effect does not have a materially disproportionate effect (relative to other industry participants) on such party; and

(iii)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party directly or indirectly arising out of or attributable to the public announcement of this Agreement.

(c)  For purposes of this Agreement, a “subsidiary” when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or the subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

(d)  For purposes of this Agreement, “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, “control,” including the terms “controlling” and “controlled” means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

(e)  For purposes of this Agreement, “knowledge” means (i) with respect to SYS, the actual knowledge of Michael W. Fink, Edward M. Lake and Clifton L. Cooke after due inquiry, and (ii) with respect to Ai Metrix, the actual knowledge of Phil Carrai, Jimmy Lewis and Shahryar Parandeh after due inquiry.

(f)  For purposes of this Agreement, “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization, Governmental Authority or other entity.

10.3  Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original.

10.4  Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings by or among the parties, written and oral, with respect to the subject matter hereof and thereof; provided, however, that the confidentiality agreement between SYS and Ai Metrix shall survive, and shall also survive any termination of this Agreement.

10.5  Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

10.6  Governing Law; Venue.

(a)  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York, and any action arising out of or relating to this Agreement or the Merger shall be brought only in the appropriate federal or state court in San Diego County, California. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

10.7  Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance; provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

10.8  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Without limiting the generality of the foregoing, the covenants of SYS and the Surviving Corporation set forth in Section 2.5(e) shall be binding upon any successor to or acquirer of SYS and/or the Surviving Corporation pursuant to a merger, consolidation or other acquisition by another company.

10.9  Expenses and Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Ai Metrix Stockholders shall pay when due any and all Taxes imposed on such Ai Metrix Stockholder in connection with the transfer to the Ai Metrix Stockholders of the Merger Consideration and the Earnout Consideration, if any. The Ai Metrix Stockholders shall, at their own expense, file all necessary Tax Returns of such Ai Metrix Stockholder with respect to all such Taxes imposed on such Ai Metrix Stockholder.

10.10  Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

10.11  Amendment. This Agreement may be amended only by an agreement in writing executed by SYS, Merger Sub, Ai Metrix and the Stockholder Representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

[Signature Page Follows]

IN WITNESS WHEREOF, SYS, Merger Sub, Ai Metrix and the Majority Stockholders have signed this Agreement and Plan of Merger as of the date first written above.

SYS
By: ___________________
Name: Edward M. Lake
Title: Chief Financial Officer

SHADOW IV, INC.
By: ___________________
Name: Edward M. Lake
Title: Chief Financial Officer

AI METRIX, INC.
By: ___________________
Name:
Title:

MAJORITY STOCKHOLDERS
GENERAL ATLANTIC PARTNERS 74, L.P.

By: GENERAL ATLANTIC LLC,
its General Partner

By: _______________________________________
Name:
Title: A Managing Director

GAP COINVESTMENT PARTNERS II, L.P.

By: _______________________________________
Name:
Title: A General Partner

GAPCO GMBH & CO. KG

By:  GAPCO MANAGEMENT GMBH,
its General Partner

By: _______________________________________
Name:
Title: Managing Director

GAPSTAR, LLC

By: GENERAL ATLANTIC LLC,
its Sole Member

By: _______________________________________
Name:
Title: A Managing Director

SPECTRUM EQUITY INVESTORS II, L.P.

By: SPECTRUM EQUITY ASSOCIATES II, L.P.,
its General Partner

By: _______________________________________
Name:
Title:

SEA 1998 II, L.P.

By:___________________________________
Name:
Title:

SPECTRUM EQUITY INVESTORS III, L.P.

By: SPECTRUM EQUITY ASSOCIATES III, L.P.,
its General Partner

By: _______________________________________
Name:
Title:

SEI III ENTREPRENEURS’ FUND, L.P.

By: SEI III ENTREPRENEURS’ LLC,
its General Partner

By: _______________________________________
Name:
Title:

SPECTRUM III INVESTMENT MANAGERS’ FUND, L.P. By: _______________________________________ Name: Title: PHIL CARRAI _______________________________________

STOCKHOLDER REPRESENTATIVE
VICTOR E. PARKER _______________________________________

S-

EXHIBIT A

FORM OF VOTING AGREEMENT

EXHIBIT B

FORM OF INVESTMENT REPRESENTATION CERTIFICATE

EXHIBIT C

FORM OF ESCROW AGREEMENT

EXHIBIT D

FORM OF CARRAI EMPLOYMENT AGREEMENT

EXHIBIT E

FORM OF OPINION TO COUNSEL OF AI METRIX

SCHEDULE 1

MERGER CONSIDERATION ALLOCATION PER AI METRIX STOCKHOLDER

[to be inserted prior to signing, after exercise of options]

SCHEDULE 2

AI METRIX EMPLOYEES SIGNING NON-COMPETE AGREEMENTS

Taylor Boswell
Jimmy Lewis
Neil Oatley
Shahryar Parandeh
Anthony Semiao
Michael Smith

SCHEDULE 3

AI METRIX STOCKHOLDER ADDRESSES; WIRE TRANSFER INSTRUCTIONS

SCHEDULE 4

UNACCREDITED AI METRIX STOCKHOLDERS

The following Ai Metrix stockholders holding more than 5,000 shares of Ai Metrix Common Stock have represented to Ai Metrix that they are not accredited investors:

Doug Duerner
Daniel Jensen
Danny Gorton
Danny Ho
Stephen Wilson
9311810v2